SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

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☐	Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

COLLECTORS UNIVERSE, INC.

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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October 9, 2014

Dear Fellow Stockholders:

We are pleased to invite you to attend the 2014 Annual Meeting of Stockholders of Collectors Universe, Inc., which will be held on Wednesday, November 19, 2014 at 10:00 A.M., Pacific Time, at our principal offices, which are located at 1921 E. Alton Avenue, Santa Ana, California 92705.

We have elected to provide our stockholders with access to our proxy materials and to our Annual Report to Stockholders for our fiscal year ended June 30, 2014 (the “2014 Annual Report”) over the Internet under the Securities and Exchange Commission’s rules. These rules allow us to make our stockholders aware of the availability of our proxy materials by sending a Notice of Internet Availability of Proxy Materials, which provides instructions for how stockholders may access the full set of proxy materials and our 2014 Annual Report through the Internet or by requesting that printed proxy materials be delivered to them by mail. We believe that this process will enable us to provide our stockholders with the proxy materials they need to make informed decisions, while lowering the costs of printing and delivering those materials and, at the same time, significantly reducing the environmental impact of our Annual Meeting.

Your vote is important. Whether or not you plan to attend the Annual Meeting, we hope you will vote as soon as possible using one of the voting methods described in the Notice of Internet Availability of Proxy Materials. You will be able to vote your shares over the Internet, by telephone or, if you request that printed proxy materials be mailed to you, by completing and returning, by mail, a proxy or voting instruction card. Please review the instructions with respect to your voting options described in the Notice of Internet Availability of Proxy Materials that you receive by mail as well as in the accompanying Proxy Statement.

At the time you vote your shares, please also let us know if you plan to attend our Annual Meeting by indicating your plans, when prompted, if you are voting on the Internet or by telephone, or if you requested to have printed proxy materials mailed to you, by marking the appropriate box on the enclosed proxy card.

Thank you for your ongoing support. We look forward to seeing you at our Annual Meeting.

Sincerely,

/s/ Robert G. Deuster
Robert G. Deuster Chief Executive Officer

COLLECTORS UNIVERSE, INC.

1921 E. Alton Avenue

Santa Ana, California 92705

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To be Held on Wednesday, November 19, 2014

To the stockholders of Collectors Universe, Inc.:

The 2014 Annual Meeting of Stockholders of Collectors Universe, Inc. (the “Annual Meeting”) will be held at our principal offices, which are located at 1921 E. Alton Avenue, Santa Ana, California 92705, on Wednesday, November 19, 2014, at 10:00 A.M., Pacific Time, for the following purposes:

(1)

Election of Directors. To elect the following eight nominees to serve as the Company’s directors until our 2015 Annual Meeting of Stockholders and until their successors are elected and have qualified to serve:

A. Clinton Allen	Joseph R. Martin
Robert G. Deuster	A. J. “Bert” Moyer
Deborah A. Farrington	Van D. Simmons
David G. Hall	Bruce A. Stevens

(2)

Advisory Vote on the Compensation of our Named Executive Officers in Fiscal Year 2014. To approve, by a non-binding advisory vote, the compensation of the Company’s named executive officers for the fiscal year ended June 30, 2014 (or fiscal 2014); and

(3)

Ratification of the Appointment of our Independent Registered Public Accounting Firm. To ratify the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2015.

Other Business. To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Our Board of Directors recommends that you vote “FOR” the election of each of the eight director nominees named above; “FOR” approval, on a non-binding-advisory basis, of the compensation of our named executive officers in fiscal year 2014; and “FOR” ratification of the appointment of Grant Thornton LLP as our independent registered public accounting firm for the fiscal year ending June 30, 2015.

Additional information regarding these matters is contained in the accompanying Proxy Statement, which stockholders are urged to read. Only stockholders of record at the close of business on October 3, 2014 will be entitled to vote at the Annual Meeting or any adjournment or postponement thereof.

By Order of the Board of Directors

A. Clinton Allen
Chairman of the Board

Santa Ana, California

October 9, 2014

YOUR VOTE IS VERY IMPORTANT. Whether or not you plan to attend the Annual Meeting, we encourage you to read this Proxy Statement and submit your proxy or voting instructions as soon as possible. For specific instructions on how to vote your shares, please refer to the Notice of Internet Availability of Proxy Materials you received in the mail and the section entitled “How May I Vote?” in this Proxy Statement or, if you requested that printed proxy materials be mailed to you, to the instructions on the proxy card enclosed with those printed proxy materials. The approximate date of mailing of the Notice of Internet Availability of Proxy Materials is October 10, 2014.

COLLECTORS UNIVERSE, INC.

1921 E. Alton Avenue

Santa Ana, California 92705

PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD NOVEMBER 19, 2014

INTRODUCTION

This Proxy Statement is being furnished in connection with the solicitation of proxies by the Board of Directors of Collectors Universe, Inc., a Delaware corporation, for use at our 2014 Annual Meeting of Stockholders to be held on Wednesday, November 19, 2014, at 10:00 A.M., Pacific Time, at our principal offices, which are located at 1921 E. Alton Avenue, Santa Ana, California 92705. This Proxy Statement will be available to our stockholders, on the internet at https://materials.proxyvote.com/19421r, beginning on Friday, October 10, 2014. As a matter of convenience, in this proxy statement we will refer to Collectors Universe, Inc. as the “Company,” “we,” “us” or “our” and our 2014 Annual Meeting of Stockholders as the “Annual Meeting” or the “Meeting”.

YOUR VOTE IS VERY IMPORTANT. WHETHER OR NOT YOU PLAN TO ATTEND
THE ANNUAL MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT
AND PROVIDE US WITH YOUR PROXY OR VOTING INSTRUCTIONS AS SOON AS POSSIBLE.

Who May Vote at the Annual Meeting?

The shares of the Company’s common stock, $0.001 par value, constitute the only outstanding class of voting securities of the Company. Only stockholders of record at the close of business on October 3, 2014 (the “Record Date”) are entitled to notice of and to vote, either in person or by proxy, at the Annual Meeting and at any adjournments or postponements thereof. On that day, there were 8,845,397 shares of our common stock outstanding and entitled to be voted at the Annual Meeting.

Some stockholders may have their shares registered in different names or hold shares in different capacities. For example, a stockholder may have some shares registered in his or her name, individually, and others in his or her capacity as a custodian for minor children or as a trustee of a trust. If, in that event, you want all of your votes to be counted, please be sure to vote in each of those capacities.

What is the Quorum Requirement for the Annual Meeting?

No business may be transacted at the Annual Meeting unless a quorum is present at the Meeting. The presence, in person or by proxy, of the holders of a majority of the outstanding shares of our common stock entitled to vote at the Annual Meeting is necessary to constitute a quorum. Abstentions and broker non-votes are counted as present and entitled to vote for purposes of determining a quorum. If a quorum is not present, the Annual Meeting may be adjourned to a later date to provide more time to obtain additional proxies in order to meet the quorum requirement.

What is the “Important Notice Regarding the Availability of Proxy Materials” that I Received in the Mail?

Under the rules of the Securities and Exchange Commission (or the “SEC”), we are furnishing proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies of those materials to each stockholder. Accordingly, on October 10, 2014 we will be mailing to our stockholders (other than any stockholders who previously requested electronic or paper delivery) a Notice of Internet Availability of Proxy Materials (or the “Availability Notice”), containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report for fiscal 2014, which will be available for review, printing and downloading, commencing on October 10, 2014, at https://materials.proxyvote.com/19421r. The Availability Notice also contains instructions for voting shares via the Internet, by telephone or by mail.

This process is designed to expedite our stockholders’ receipt of our proxy materials, decrease the cost of our Annual Meeting, and help conserve natural resources. However, if you would prefer to receive printed or e-mail copies of our proxy materials, please follow the instructions included in the Availability Notice to obtain a printed copy of our proxy materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials electronically unless you elect otherwise.

What do I Need to Know if I Plan to Attend the Annual Meeting?

You are entitled to attend the Annual Meeting only if you were a holder of our common stock as of the Record Date, or hold a valid proxy for the Annual Meeting. Since seating is limited, admission to the Annual Meeting will be on a first-come, first-serve basis. You should be prepared to present photo identification for admittance. If you are not a stockholder of record but hold shares through a broker, bank, trustee or nominee (i.e., in “street name”), you should provide proof of your beneficial ownership of shares of our common stock as of the Record Date, such as your most recent account statement prior to the Record Date, a copy of the voting instruction card received from your broker, bank, trustee or nominee, or similar evidence of ownership. If you do not provide photo identification or comply with the other applicable procedures outlined above, you will not be admitted to the Annual Meeting.

Please let us know if you plan to attend the Annual Meeting in person, (i) by marking the appropriate box on the enclosed proxy card if you requested proxy materials to be mailed to you, or (ii) if you will be voting over the Internet or by telephone, by indicating your plans when prompted to do so.

How Many Votes do I Have?

Each share is entitled to one vote (a) in the election of each of the director nominees (Proposal 1); (b) on the proposal to approve, by a non-binding advisory vote, the compensation of our named executive officers in fiscal 2014 (Proposal 2); (c) on the proposal to ratify the appointment of Grant Thornton LLP (“Grant Thornton”) as our independent registered public accounting firm for the fiscal year ending June 30, 2015 (Proposal 3); and (d) on any other matter upon which a vote may properly be taken at the Annual Meeting.

In the election of directors, there is no cumulative voting. As a result each stockholder will be entitled, for each share of common stock that the stockholder owned as of the Record Date, to cast one vote for a single nominee for each of the eight positions on the Board of Directors.

In order to vote, you must either designate a proxy to vote your shares on your behalf at the Annual Meeting, or attend the Annual Meeting and vote your shares in person. The Board of Directors requests your proxy so that your shares will count toward a quorum and will be voted in accordance with your voting instructions at the Annual Meeting. Even if you designate a proxy on your behalf, you may attend the Annual Meeting and vote your shares in person, including in a manner different than as set forth in your earlier proxy. Accordingly, to ensure that your votes are counted, we encourage you to vote your shares by proxy even if you plan to attend the Annual Meeting in person.

How Will the Board Vote My Proxy?

A properly executed proxy card, or properly voted proxy (in case you are voting over the Internet or by telephone), received by us prior to the Annual Meeting, and not revoked, will be voted in accordance with your voting instructions as set forth on the proxy card or communicated over the Internet or by telephone. If you provide no specific instruction as to how you want your shares voted, then, your shares will be voted “FOR” the election of each of the director nominees named in the Notice of Annual Meeting (Proposal No. 1); “FOR” the approval, by a non-binding advisory vote, of the Compensation of the named executive officers in fiscal 2014 (Proposal No. 2); “and “FOR” ratification of the appointment of Grant Thornton as our independent registered public accounting firm for fiscal 2015 (Proposal No. 3).

If any other matters are presented at the Annual Meeting upon which a vote may properly be taken, the shares represented by your proxy will be voted on such matters in accordance with the judgment of the proxy holders named on the proxy card or voting instruction form.

However, if your shares are held in a brokerage account or by a bank, trustee or nominee, please read the information below under the caption “What if I Hold My Shares Through a Broker or Other Nominee?” regarding the actions that you will need to take to ensure that your shares are voted.

What is the Required Vote to Approve the Proposals Being Considered at the Annual Meeting?

Proposal No. 1 - Election of Directors

Our Board of Directors has adopted a majority-voting standard for uncontested director elections. This means that for a director to be elected in an uncontested election, he or she must receive a majority of the shares cast (that is, actually voted) in the election of directors. An “uncontested election” is an election in which the number of nominees for director is not greater than the number of directors to be elected. In a contested election, directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors. Shares voted as “withhold authority” for a nominee for director will count as votes cast in the election of directors, but any broker non-votes will not be counted as votes cast and, therefore, will not affect the outcome of the election of directors, whether that election is uncontested or contested.

Prior to each annual stockholders’ meeting at which directors are to be elected in an uncontested election, each nominee will be required to deliver an offer of resignation to the Board. If any nominee fails to receive a majority of the votes cast in that election, the Board will have the right, in its discretion, to accept or reject that nominee’s offer of resignation. If the Board accepts the resignation, it may either correspondingly reduce the authorized number of directors or appoint another person to fill the vacancy created by the resignation. If the Board decides, instead, to reject the resignation, then, the nominee would continue to serve as a director until the next annual stockholders meeting and, in that event, the Board would be required to publicly disclose the reasons why it decided to reject the resignation of the nominee.

Proposal No. 2 – Approval by Non-Binding Advisory Vote of the Compensation of our Named Executive Officers in fiscal 2014

The affirmative vote of the holders of a majority of the shares present in person or by proxy at the Annual Meeting and voted on this Proposal is required to approve, on a non-binding advisory basis, the compensation of our named executive officers in fiscal 2014, as described in this Proxy Statement. Abstentions will have the same effect as votes against this proposal. Broker non-votes will have no effect on the outcome of the voting on this proposal.

Proposal No. 3 – Ratification of the Appointment of our Independent Registered Public Accountants for Fiscal 2015

The affirmative vote of the holders a majority of the shares present or represented by proxy at the Annual Meeting and voted on Proposal 3 is required to ratify the appointment of Grant Thornton as our independent registered public accounting firm for the fiscal year ending June 30, 2015. Shares voted by record stockholders or by brokers or other nominee holders on this proposal will be counted. Abstentions will have the same effect as votes cast against the Proposal. Because this is a “routine” proposal on which brokers or other nominee holders may vote without instructions from the beneficial owners of the shares, we do not expect any broker non-votes with respect to this proposal. See the discussion below under the captions “What if I Hold My Shares through a Broker or Other Nominee?” and “What are Broker Non-Votes and How Will They Affect the Outcome of the Voting at the Annual Meeting?”

How May I Vote?

Voting by Internet or over the Telephone. You can vote by proxy over the Internet or by telephone by following the instructions, which are contained in the Availability Notice. If you hold shares in “street name,” you also may vote by proxy over the Internet or by telephone by following the instructions provided in the Availability Notice or the proxy card. Internet and telephone voting are available 24 hours a day until 11:59 P.M. Pacific Time on Tuesday, November 18, 2014. To vote via the Internet, visit www.proxyvote.com and follow the instructions on that website. To vote by telephone, use a touch-tone phone to call the toll free number set forth on the Availability Notice, which is 1-(800) 690-6903, and then follow the voice prompts. Our Internet and telephone voting procedures are designed to authenticate stockholders by using individual control numbers, which are located on the Availability Notice, or which, if you are the beneficial owner of any shares, may be obtained from your broker or other nominee holder of your shares. If you vote over the Internet or by telephone, you do not need to return your proxy card.

Voting by Mail. If you request printed proxy materials to be mailed or emailed to you, you can vote by mail pursuant to the instructions provided on the proxy card that is included as part of those materials. If you hold shares in “street name” and request to receive printed proxy materials by mail, you can vote by mail by following the voting instruction card provided to you by your broker, bank, trustee or nominee. In order to be effective, completed proxy cards must be received by no later than 9:00 A.M. Pacific Time on Wednesday, November 19, 2014. If you vote by mail, simply mark your proxy, date and sign it, and return it in the business reply envelope provided with the Proxy Statement.

Voting in Person at the Annual Meeting. Whichever voting method you use, you may still vote at the Annual Meeting if you decide to attend in person. However, if your shares are held for you in “street name,” you must obtain a proxy, executed in your favor, from the broker, bank or other nominee holder of your shares in order to vote in person at the Annual Meeting.

Voting on Other Matters. If other matters are properly presented for a vote of the stockholders at the Annual Meeting, the Board of Directors will have discretion to determine how shares for which proxies have been received will be voted on such matters. As of the date of this Proxy Statement, we did not know of any other matters to be presented for a vote of the stockholders at the Annual Meeting.

All shares that are properly voted by a stockholder, whether over the Internet or by telephone or mail, and not properly revoked, will be voted at the Annual Meeting in accordance with the stockholder’s voting instructions or, if a stockholder does not provide voting instructions, then in accordance with the recommendations of the Board of Directors.

What if I Hold My Shares Through a Broker or Other Nominee?

If your shares are held in a brokerage account or by a bank or other nominee holder, you are deemed to hold your shares in “street name”. In that event, you are considered to be the “beneficial owner” of those shares and the broker, bank or other nominee holder is the record owner of your shares. Under rules applicable to securities brokerage firms, a broker who holds shares in “street name” for a customer does not have the authority to vote those shares on any “non-routine” proposal, except in accordance with voting instructions received from the customer. At this year’s Annual Meeting, the non-routine proposals consist of the election of directors (Proposal 1) and the advisory vote on the approval of the compensation of our named executive officers in fiscal 2014 (Proposal 2). On the other hand, a broker may vote a customer’s shares on certain “routine” proposals if the broker has transmitted proxy-soliciting materials to the beneficial owner but has not received instructions from that owner on such proposals. At this year’s Annual Meeting, there will be only one routine proposal, which is the ratification of the appointment of our independent registered public accountants for fiscal 2015 (Proposal 3).

What are Broker Non-Votes and How Will They Affect the Outcome of the Voting at the Annual Meeting?

When a broker has not received voting instructions from its customer, the broker may not vote the customer’s shares on any non-routine proposal submitted to a vote of the stockholders, but may exercise discretion to vote those shares by proxy on any routine proposal. If a broker chooses to vote a customer’s shares on a routine proposal, the customer’s shares will be deemed to be present by proxy and will count toward a quorum at the Annual Meeting. However, the customer’s shares cannot be voted on and, therefore, will be deemed to constitute “broker non-votes” with respect to the non-routine proposals that will be voted on at the Annual Meeting.

Broker non-votes will count in determining whether the quorum, required for the transaction of business, is present, in person or by proxy at the Annual Meeting. However, Broker non-votes will not be counted as present and entitled to be voted, and, therefore, will not affect the outcome of the voting on, the election of directors (Proposal No. 1) or the approval, on a non-binding advisory basis, of the compensation of our named executive officers in fiscal 2014 (Proposal No. 2). By contrast, all shares voted by brokers on ratification of the appointment of the independent registered public accounting firm (Proposal No. 3) will be counted and, as a result, will not constitute broker non-votes with respect to that proposal.

What will be the Effect of Abstentions at the Annual Meeting?

A properly executed proxy card that is marked, or a proxy voted over the Internet or by telephone that contains instructions to abstain on any proposal will be treated as an abstention with respect to that proposal. We will treat abstentions as follows:

●

Abstention shares will be treated as not voting for purposes of determining the outcome of the voting on any proposal for which the minimum vote required for approval of the proposal is a majority (or some other percentage) of the votes actually cast and, therefore, will have no effect on the outcome of the voting on the proposal.

●

Abstention shares will have the same effect as votes against a proposal if the minimum vote required for approval of the proposal is a majority (or some other percentage) of all of the shares that are outstanding and entitled to vote on the proposal.

Abstentions will have no effect on the outcome of the voting on any of the three proposals that will be presented for a vote of the stockholders at this year’s Annual Meeting, because approval of each of those proposals requires the affirmative vote of a majority of the shares that are present in person or by proxy and voted on those proposals (rather than a majority of the outstanding shares).

How Can I Revoke My Proxy?

If you are the record owner of your shares and, after you have returned your proxy, you decide to change your vote, you may do so by taking any one of the following actions:

●

Sending a written notice that you are revoking your proxy addressed to: Corporate Secretary, Collectors Universe, Inc., P.O. Box 6280 Newport Beach, California 92658. To be effective, the notice of revocation must be received by the Company by no later than 7:30 A.M. Pacific Time on November 19, 2014.

●

Giving us another proxy (by mail, over the Internet or by telephone) at a later date than the earlier proxy you have chosen to revoke. To be effective, that later proxy must be received by the Company before the Annual Meeting commences. If you return a later proxy by mail, but you fail to date or to sign that later proxy, however, that later proxy will not be treated as a revocation of your earlier proxy and your shares will be voted in accordance with the instructions on your earlier proxy or in accordance with the recommendations of the Board of Directors (in the event you failed to specify voting instructions on that earlier proxy).

●	Attending and voting in person or by proxy at the Annual Meeting in a manner different than the instructions contained in your earlier proxy.

However, if your shares are held by a broker or other nominee, and you want to change the voting instructions you have previously given to the broker or nominee, you will need to contact your broker or nominee to determine the actions you will need to take to change your previous vote.

Who Will Bear the Cost of this Proxy Solicitation?

The cost of soliciting proxies from stockholders will be paid by us. In addition, following the mailing of the Availability Notice, our directors, officers and regular employees may solicit proxies by mail, telephone, e-mail or in person, but will not receive any compensation from us for doing so. Brokerage firms, banks, trustees and other nominees holding shares of our common stock of record will be requested to forward proxy soliciting materials to the beneficial owners of such shares and will be reimbursed by us for their charges and expenses in connection therewith. In addition, we may use the services of individuals or companies we do not regularly employ in connection with the solicitation of proxies if management determines that it is advisable to do so.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents certain information, as of October 3, 2014 regarding our shares of common stock beneficially owned by (i) persons known by us to own beneficially more than 5% of our outstanding shares, (ii) the incumbent directors and the nominees for election to the Board of Directors at the upcoming Annual Meeting, (iii) the Company’s named executive officers, and (iv) all of the directors and executive officers as a group.

	Shares Beneficially Owned(1)(2)(3)
	Number		Percent of Class

David G. Hall	892,257	(4)	10.1%
P.O. Box 6280 Newport Beach, CA 92658

Renaissance Technologies, LLC	659,469	(5)	7.5%
800 Third Avenue New York NY 10022

Richard Kenneth Duncan Sr.	563,543		6.4%
8435 Katy Freeway, Houston, Texas 77024

Robert G. Deuster	234,851	(6)	2.7%
Van D. Simmons	213,059	(7)	2.4%
Joseph J. Wallace	169,639	(8)	1.9%
A. Clinton Allen	132,820	(9)	1.5%
A. J. Bert Moyer	56,328	(10)	0*
Deborah A. Farrington	30,298	(10)	0*
Bruce A. Stevens	29,591	(10)	0*
Joseph R. Martin	2,564	(10)	0*
All Directors and Executive Officers, as a group (9 persons)	1,761,407	(11)	19.8%

*	Less than 1%.

(1)

Beneficial ownership is determined in accordance with the rules of the SEC. Under those rules and for purposes of the table above (i) if a person has decision making power over either the voting or the disposition of any shares, that person is generally deemed to be a beneficial owner of those shares; (ii) if two or more persons have decision making power over either the voting or the disposition of any shares, they will be deemed to share beneficial ownership of those shares, in which case the same shares will be included in share ownership totals for each of those persons; and (iii) if a person held options or warrants to purchase shares that were exercisable on, or will become exercisable within 60 days of, October 3, 2014 that person will be deemed to be the beneficial owner of those shares and those shares (but not shares that are subject to options or warrants held by any other stockholder) will be deemed to be outstanding for purposes of computing the percentage of the outstanding shares that are beneficially owned by that person.

(2)

Unless otherwise indicated in the footnotes below, the persons named in the above table have sole voting and dispositive power with respect to all shares shown as beneficially owned by them, subject to community property laws where applicable.

(3)

As set forth in the footnotes that follow, certain of our named executive officers and directors own unvested restricted shares granted to them under the Company’s equity incentive plans described in the section below entitled “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis. Although those officers and directors do not have the power to dispose of those shares, they have the right to vote those shares unless and until they are forfeited. Therefore, for purposes of this table those officers and directors are deemed to be the beneficial owners of those shares.

(4)

Includes (i) 60,622 shares held in grantor trusts established for Mr. Hall’s children (the “Trust Shares”). Mr. Hall may, under limited circumstances, exercise dispositive power (but he does not have voting power) over the Trust Shares and, for that reason, may be deemed to share dispositive power over those shares with the trustees of those trusts.

(5)

According to a report filed by Renaissance Technologies, LLC (“RTC”) with the SEC, RTC and Renaissance Technologies Holding Corporation, majority owner of RTC (“RTC Holdings”), have sole voting power with respect to 621,319 of the shares and sole dispositive power with respect to 659,469 of these shares. The report also states that certain funds and accounts managed by RTC have the right to receive dividends and proceeds from the sale of the shares.

(6)

Included in the number of shares of common stock beneficially owned by Mr. Deuster, the Company’s Chief Executive Officer, are a total of (i) 42,490 restricted shares which, subject to his continued service with the Company, will vest in installments of 32,490 shares in fiscal 2015 and 10,000 shares in fiscal 2016, respectively; and (ii) 150,000 unvested shares that may vest based on the Company’s achievement of financial performance goals established under the Company’s Long Term Equity Incentive Plan (“LTIP”). See “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis – Long-Term Performance-Based Equity Incentive Program” below.

(7)

Includes 9,020 of the shares held by the grantor trusts established by Mr. Hall for his children that are referred to in footnote (3) above, because Mr. Simmons is a trustee for certain of those trusts. As trustee, he exercises voting power, and shares dispositive power with Mr. Hall, with respect to those 9,020 shares and, therefore, those shares are included in both of their respective share ownership totals. Mr. Simmons does not have any financial or pecuniary interest in any of the shares held in these trusts. Also includes (i) 16,500 shares which Mr. Simmons may purchase by exercising director options that were exercisable on October 3, 2014 or will become exercisable within 60 days thereof and (ii) 641 restricted shares of common stock that will vest on November 19, 2014 provided Mr. Simmons continues in the service of the Company as a director until that date.

(8)

The number of shares shown as beneficially owned by Mr. Wallace, the Company’s Chief Financial Officer, include (i) a total of 16,257 restricted shares of common stock of which 13,128 shares and 3,129 shares will vest and cease to be subject to the risk of forfeiture in fiscal 2015 and fiscal 2016, respectively, provided he continues in the service of the Company to those respective dates; and (ii) an additional 56,250 unvested restricted shares that may vest and cease to be subject to the risk of forfeiture, if and to the extent that the Company achieves certain financial performance goals established under the Company’s LTIP. See “EXECUTIVE COMPENSATION - Compensation Discussion and Analysis - Long-Term Performance-Based Equity Incentive Program” below.

(9)

Includes (i) 16,500 shares which Mr. Allen may purchase by exercising director stock options that were exercisable on or will become exercisable within 60 days of October 3, 2014; and (ii) 641 restricted shares of common stock that are scheduled to vest and cease to be subject to forfeiture on November 19, 2014, provided he remains in the service of the Company to that date.

(10)

The share totals for each of Ms. Farrington and Messrs. Allen, Moyer, Stevens and Martin, include 641 restricted shares of common stock that are scheduled to vest and cease to be subject to forfeiture on November 19, 2014 provided she or he (as applicable) remains in the service of the Company to that date.

(11)

Includes a total of 33,000 shares which our directors and executive officers have the right to acquire by exercise of stock options that were exercisable on or will become exercisable within 60 days of October 3, 2014. Also includes the 268,843 unvested restricted shares of common stock which may vest and cease to be subject to forfeiture in the future, subject to the continued service of such directors or officers with the Company or the Company’s achievement of certain financial performance goals established under the LTIP, in each case as described in the footnotes above.

ELECTION OF DIRECTORS

(Proposal No. 1)

The authorized number of the Company’s directors currently is eight. Directors are elected to serve for a term of one year or until their successors are elected and duly qualified. The Board of Directors has nominated, for election at the Annual Meeting, the eight nominees named below to serve as the Company’s directors for a term of one year ending on the date of the 2015 Annual Meeting or until their successors are elected and qualified. Unless authority to vote has been withheld, proxies received by us from our stockholders will be voted by named proxy holders at the Annual Meeting for the election of all eight of the nominees named below.

All eight of the nominees are presently directors of the Company and were elected to the Board of Directors by the Company’s stockholders at the 2013 Annual Meeting. All of the nominees have consented to serve, if elected.

If any nominee becomes unavailable for any reason before the Annual Meeting, the enclosed proxy will be voted for the election of such substitute nominee or nominees, if any, as shall be designated by the Board of Directors. The Board of Directors has no reason to believe that any of the nominees for election to the Board at the upcoming Annual Meeting will become unavailable to serve.

Director Nominees

The names and certain information, as of October 3, 2014 concerning the nominees for election as directors are set forth below.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE

“FOR” THE ELECTION OF THE DIRECTOR NOMINEES NAMED BELOW

Nominees	Age	Director Since	Principal Occupation

A. Clinton Allen	70	2001	Chief Executive Officer of A. C. Allen & Company
Robert G. Deuster	64	2012	Chief Executive Officer of the Company
Deborah A. Farrington	64	2003	General Partner of StarVest Partners, L.P.
David G. Hall	67	1986(1)	President of the Company
Joseph R. Martin	66	2013	Private Investor
A. J. “Bert” Moyer	70	2003	Business Consultant and Private Investor
Van D. Simmons	63	1986(1)	President of DHRCC, Inc.
Bruce A. Stevens	72	2006	Industry Partner with Cordova, Smart & Williams, LLC

(1)

Although Collectors Universe, Inc. was organized in February 1999, Messrs. Hall and Simmons were both founders and served as directors of its predecessor company, Professional Coin Grading Service, Inc. beginning in 1986.

Mr. A. Clinton Allen has been Chairman and Chief Executive Officer of A.C. Allen & Company, a consulting firm, since 1987.  He has been a director of the Company since 2001 and Chairman of the Board of Directors since December of 2002.  Mr. Allen serves as a director and Lead Director of LKQ Corporation, a supplier of recycled OEM automotive parts.  He is also a director of Brooks Automation, which provides integrated tool and factory automation solutions for the global semiconductor and related industries.  Mr. Allen served as a director of Steinway Musical Instruments Company, a publicly traded manufacturer of pianos and other musical instruments, from 1999 and served as its Lead Director from 2003 until his retirement from that board of directors in May 2011.  Mr. Allen provided the original financing for Blockbuster Entertainment Corporation, was one of its founding directors and served on its board until that company was acquired by Viacom/Paramount in September 1994.  Mr. Allen holds an Executive Masters Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization. The Company believes that Mr. Allen's financial and business expertise, combined with his experience as an executive and director of other companies, both public and private, as well as his years of experience providing strategic advisory services, qualifies him to serve as the non-executive Chairman of our Board of Directors and as a member of the Board.

Robert G. Deuster was appointed Chief Executive Officer of the Company, effective October 15, 2012. Mr. Deuster served as Chairman and Chief Executive Officer of Newport Corporation, a public company that is a global supplier of laser, optical and motion control products, from May 1996 until his retirement in October of 2007. He also served as President of Newport from May 1996 until July 2004, and in June 1997 became Chairman of the Board. From 1985 to 1996, Mr. Deuster served in various senior management positions at Applied Power, Inc. (now Actuant Corporation, a New York Stock Exchange listed company), which is a global manufacturer of electrical and hydraulic products, serving as Senior Vice President of the Distributed Products Group from 1994 to 1996, President of the Barry Controls Division from 1989 to 1994, President of the APITECH Division from 1986 to 1989 and Vice President of Sales and Marketing of the Enerpac Division from 1985 to 1986. From 1975 to 1985, he held engineering and marketing management positions at General Electric Company's Medical Systems Division. Mr. Deuster currently serves on the boards of directors of two public companies: Symmetry Medical Inc., which provides medical devices and solutions to the global orthopedic market, and Pico Holdings, Inc., which acquires and develops unique undervalued assets, including water assets, land, and other businesses in strategic areas. He also serves as a director of Ondax, Inc., a private optical components company. Mr. Deuster received a B.S. in Electrical Engineering from Marquette University in 1973. Mr. Deuster holds a Masters Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization. The Board believes that Mr. Deuster’s extensive management experience, including as a CEO of and a senior executive at other public companies, combined with his experience as an independent director of both public and private companies, qualifies him to serve as a member of our Board of Directors. In addition, because Mr. Deuster is the Company’s Chief Executive Officer, the Board of Directors believes that his participation as a member of the Board facilitates communication between the outside Board members and management.

Deborah A. Farrington is a founder and President of StarVest Management, Inc. and is, and since 1999 has been, a general partner of StarVest Partners, L.P., a venture capital fund that invests primarily in emerging software and business services companies. From 1993 to 1997, Ms. Farrington was President and Chief Executive Officer of Victory Ventures, LLC, a New York-based private equity investment firm. Also during that period, she was a founding investor and Chairman of the Board of Staffing Resources, Inc., a diversified staffing company that grew from $17 million to $300 million in annual revenues while she served on its board. Prior to 1993, Ms. Farrington held management positions with Asian Oceanic Group in Hong Kong and New York, Merrill Lynch & Co. Inc. and the Chase Manhattan Bank. Ms. Farrington serves on the board of directors of NetSuite, Inc., a New York Stock Exchange-listed company where she is Lead Director and Chairman of the Compensation Committee. Ms. Farrington also is a member of the boards of directors of Crowd Twist, Inc., Host Analytics, Inc., RAMP, Inc., Take The Interview, The Receivables Exchange and Xignite, Inc., all of which are private companies. Ms. Farrington holds an Executive Masters Professional Director Certification from the American College of Corporate Directors, a director education and credentialing organization. She is a graduate of Smith College and received an MBA from the Harvard Business School. We believe that Ms. Farrington brings valuable experience and insight to our Board of Directors, having helped to finance and serve as a director of numerous emerging growth companies. She also is knowledgeable with respect to and plays a key role in the formulation and evaluation of the Company’s executive compensation programs and has served as Chairperson of our Compensation Committee since joining our Board of Directors.

David G. Hall has served as President of Collectors Universe since October 2001 and as a Director since its founding in February 1999. From April 2000 to September 2001, Mr. Hall served as the Chief Executive Officer of the Company and as Chairman of the Board from February 1999 to October 2001. Mr. Hall was a director of Professional Coin Grading Service, Inc., and was its Chief Executive Officer from 1986 to February 1999, when it was acquired by the Company. Mr. Hall was honored in 1999 by COINage Magazine as Numismatist of the Century, along with 14 other individuals. In 1990, Mr. Hall was named Orange County, California Entrepreneur of the Year by INC. Magazine. In addition, Mr. Hall has written A Mercenary’s Guide to the Rare Coin Market, a book dedicated to coin collecting. Mr. Hall developed and expanded the business of independent third party grading of high value collectible coins and sports cards. He is also known in the numismatics community as one of the leading experts in identifying and grading high value collectible coins and he is in demand as a speaker at coin conventions and trade shows. Mr. Hall holds a Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization. We believe that, as the Company’s President and a member of our Board of Directors, he lends great credibility to the Company among collectibles dealers and collectors and he brings to the Board valuable insight about the collectibles markets generally and the collectibles coin market in particular.

Joseph R Martin is, and since 2006 has been, Chairman of the Board of Directors of Brooks Automation, which is a leading worldwide provider of automation, vacuum and instrumentation solutions for multiple markets and is listed on the NASDAQ stock exchange. Mr. Martin also serves on the board of directors of Soitec, a French company that is listed on the NYSE/Euronext Exchange, where he is chairman of the audit committee. Soitec is the world leader in generating and manufacturing revolutionary semiconductor materials for electronic and energy industries. Until his retirement in 2006, Mr. Martin was Co-Chairman of Fairchild Semiconductor, a NYSE company and also served as the Vice Chairman of its Board of Directors. He also served on the board of directors of ChipPac, Inc., a NASDAQ listed company, until 2001. Mr. Martin holds an Executive Masters Professional Certification from the American College of Corporate Directors, a director education and credentialing organization. In 2000, CFO Magazine awarded Mr. Martin the CFO of the Year award for turnaround operations. Mr. Martin is a trustee at Embry-Riddle Aeronautical University, where he earned a BS degree, and also has an MBA from the University of Maine. We believe that, as a result of his significant corporate director experience and his extensive international business experience, Mr. Martin adds valuable strategic and managerial experience on the Board.

A. J. “Bert” Moyer has been a business consultant and private investor since April 2002. From March 1998 until February 2000, he served as Executive Vice President and Chief Financial Officer of QAD, Inc., a leading provider of enterprise resource planning software applications for global manufacturing companies. Between September 2000 and February 2002, Mr. Moyer was engaged as a consultant to QAD, Inc., assisting in the Sales Operations of the Americas Region. He served as President of the commercial division of the Profit Recovery Group International, Inc. from March until July 2000. Prior to joining QAD, Inc. in 1998, Mr. Moyer was Chief Financial Officer of Allergan, a publicly traded specialty pharmaceutical company based in Irvine, California and prior to that he served as Chief Financial Officer of Western Digital, a publicly traded manufacturer of hard drives. Mr. Moyer currently serves on the boards of directors of the following public companies: CalAmp Corp. of which he also is the chairman of the board and MaxLinear, Inc., of which he also is the chairman of the audit committee. Mr. Moyer previously served on the boards of directors of four additional public companies, Virco Manufacturing Corporation, until October 2014, Occam Networks, Inc., until February 2011, LaserCard Corporation, until January 2011 and RedFlex Holdings, Ltd., until April 2014. Mr. Moyer holds a Masters Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization. Mr. Moyer received his Bachelor of Science degree in Business Administration from Duquesne University and graduated from the Advanced Management Program at the University of Texas. Mr. Moyer brings a combination of managerial and financial experience and know-how to the Board, having served in both operational and financial management positions with a number of publicly traded companies. More particularly, due to his experience as a chief financial officer of publicly traded companies, he is familiar with the accounting and financial reporting requirements applicable to and the financial issues faced by public companies, making him an effective member of Audit Committee, of which he is the Chairman.

Van D. Simmons has been the President of DHRCC, Inc., a direct seller of rare coins since October 2000, a position he also held from 1981 to February 1997. From July to October 2000, he served as Vice President of Sales of the Company’s Bowers and Merena Division. He served as Chairman of the Board of David Hall’s North American Trading, LLC, a retailer of rare coins, from February 1997 to July 2000. Mr. Simmons was a founding director of the Company in February 1999 and was also a founder and served as a director of its predecessor company, Professional Coin Grading Service, Inc., from 1986 to February 1999. Mr. Simmons holds a Masters Professional Director Certification from the American College of Corporate Directors, a public company director education and credentialing organization. Mr. Simmons possesses a keen understanding of the collectible coin market, which has proven to be valuable to the Board in understanding that market and in evaluating and approving the Company’s strategic initiatives in that market.

Bruce A. Stevens is, and since 2008 has been, an Industry Partner with CSW Private Equity Investments, LLC, a private equity firm that focuses its investments on lower middle market companies that are engaged in businesses with which the partners of the firm have had operating experience. Mr. Stevens currently is, and since 2011 has been, the CEO of Berkshire Blanket, a CSW portfolio company. Berkshire Blanket is the category leader of blankets and throws in the United States. From 1985 until his retirement in January 2008, Mr. Stevens was the President and Chief Executive Officer of Steinway & Sons, a wholly owned subsidiary of Steinway Musical Instruments, Inc., which is the maker of fine pianos with manufacturing operations in the United States and Germany and operational facilities in China, Japan and the UK. He also served as a member of the board of directors of Steinway Musical Instruments, Inc. from 1996 until his retirement in January 2008.  Before joining Steinway & Sons, Mr. Stevens was employed by Polaroid Corporation for nearly 18 years where he held various positions in both its domestic and international divisions. Mr. Stevens served on the Board of Trustees at the Manhattan School of Music in New York City until July 2011. He also has served on the boards of directors of numerous industry and music education organizations, such as the Piano Manufacturers Association International, American Music Conference, Winchester Community Music School and Winchester Foundation for Educational Excellence. Mr. Stevens earned a Bachelor’s Degree in Economics from the University of Pennsylvania, and has earned an Executive Masters Professional Directors’ Certification, the highest award, from the American College of Corporate Directors, which he earned by completing a minimum of 150 hours of public company director education.  Having been the President and CEO of a consumer products company, Mr. Stevens brings to the Board considerable knowledge and experience in identifying and evaluating economic and market challenges faced by the Company. This expertise has been of particular benefit to the Board when reviewing and evaluating marketing and strategic initiatives proposed by management.

Family Relationships

There are no family relationships among any of the Company’s officers or directors.

THE BOARD OF DIRECTORS

The Role of the Board of Directors

In accordance with Delaware law and the Bylaws of the Company, the Board of Directors oversees the management of the business and affairs of the Company. The members of the Board keep informed about our business through discussions with senior management and other officers and managers of the Company and its subsidiaries, by reviewing analyses and reports sent to them by management and outside consultants, and by participating in Board and committee meetings.

Number of Directors

The Board of Directors currently consists of eight members. Our Bylaws provide that the Board is authorized to increase or decrease the authorized number of directors from time to time as it deems to be appropriate.

Attendance at Meetings

Our Board members are encouraged to prepare for and attend all meetings of the Board and the Board committees of which they are members. During the fiscal year ended June 30, 2014 (“fiscal 2014”), the Board of Directors held a total of five meetings and all of the directors attended at least 75% of the total number of those meetings and the meetings of the Board committees on which they served during that year. It is the Company’s policy to encourage directors and nominees for director to attend annual meetings of stockholders. All eight of our directors attended the Company’s 2013 Annual Meeting of Stockholders.

Term of Office of Directors/Annual Election of Directors

The Bylaws of the Company provide that directors are elected annually to serve for a term of one year ending at the Company’s next annual stockholders meeting or until their successors are duly elected. If a vacancy occurs in any Board position between annual meetings, the Board may in its discretion fill the vacancy by electing a new director to that position for a term ending at the next annual stockholders meeting or the Board may, in the alternative, reduce the authorized number of directors by one. The Board also may, at any time, increase the authorized number of directors in order to elect a new director for a term that will end at the next annual stockholders meeting.

Majority Vote Requirement for Election to the Board

Our Board of Directors has adopted a majority-voting standard for uncontested director elections. This means that, in an uncontested election, a nominee for director must receive a “majority of the votes cast” for his or her election to the Board. An “uncontested election” is an election in which the number of nominees for director is not greater than the number of directors to be elected. A “majority of the votes cast” means that the number of votes “FOR” a nominee for director must exceed 50% of the total number of votes cast in his or her election. Shares voted as “withhold authority” to vote on the election of a nominee will count as votes cast. On the other hand, in a contested election, directors will be elected by a plurality of the votes cast by the shares entitled to vote in the election of directors. A “contested election” is an election in which the number of nominees for director is greater than the number of directors to be elected.

The election of directors at this year’s Annual Meeting will be uncontested. As a result, pursuant to our majority voting standard, each director nominee will deliver an offer of resignation to the Board. If any nominee fails to receive a majority of the votes cast in the election of directors at the Annual Meeting, the Board of Directors will have the right, in its discretion, to accept or reject that nominee’s offer of resignation. If the Board accepts the resignation, it may either appoint another person to fill the vacancy created by the resignation or correspondingly reduce the authorized number of directors. If the Board decides, instead, to reject the resignation, then, the nominee would continue to serve as a director until the next annual stockholders’ meeting, and in that event, the Board will be required to publicly disclose the reasons why it decided to reject the resignation of the nominee.

Director Independence and Diversity

Director Independence. The Nominating and Governance Committee of the Board of Directors has determined, after careful review, that six of the eight current members of the Board -- Ms. Farrington and Messrs. Allen, Martin, Moyer, Simmons and Stevens -- are independent, under the definition of independence set forth in the listing rules applicable to companies with shares listed on the NASDAQ Global Stock Market (the “NASDAQ Listing Rules”). Messrs. Deuster and Hall do not qualify as independent directors, because they are officers of the Company and, therefore, are management directors. In reaching the conclusion regarding the independence of the six non-management directors, the Nominating and Governance Committee considered all relevant facts and circumstances with respect to any direct or indirect relationships that may exist or may have existed in the past between the Company, on the one hand, and any of those directors or any of their associates, on the other hand, and concluded that such relationships, if any, whether present or past, have no material effect on the independence of these six directors.

In addition, all of the members of the Audit, Compensation and Nominating and Governance Committees, which comprise the Board’s standing committees, are independent directors. All of the members of the Audit Committee meet the heightened independence standards established by the SEC for audit committee membership and all of the members of the Compensation Committee meet the heightened independence requirements established by the NASDAQ for compensation committee membership. See “—Committees of the Board of Directors” below.

Diversity. The Board of Directors and its Nominating and Governance Committee believe that differences in experience, knowledge, skills and viewpoints enhance the Board of Directors’ performance. Accordingly, the Nominating Committee considers such diversity in selecting, evaluating and recommending proposed Board nominees. However, neither the Board nor the Nominating and Governance Committee has implemented a formal policy with respect to the consideration of diversity in the selection of directors.

Board Leadership Structure and the Board’s Role in Risk Oversight

Board Leadership Structure. The Board does not have a formal policy with respect to whether the roles of Chief Executive Officer and Chairman of the Board should be separate and, if they are to be separate, whether the Chairman of the Board should be selected from among the non-employee directors or management. The Board believes that it should be free to make such choices from time to time in any manner which the Board members believe is in the best interests of the Company and its stockholders. Nevertheless, since 2002, it has been the practice of the Board for the position of Chairman to be held by an independent non-employee director as an aid in the Board’s oversight of management.

The Board’s Role in Risk Oversight. The responsibility for the day-to-day management of risk lies with the Company’s management. It is the Board’s role to oversee the effectiveness of the risk management process. In fulfilling that oversight role, the Board focuses on the adequacy of the Company’s risk management process and overall risk management system. The Board believes that an effective risk management system will (i) adequately identify the material risks to the Company’s business, (ii) monitor the effectiveness of risk mitigating policies and procedures, and (iii) provide management with input with respect to the risk management process.

More particularly, the Board has tasked its Audit Committee to perform a number of the Board’s risk oversight responsibilities. Among other things, the Audit Committee works with management to highlight significant enterprise-wide risks, to evaluate operational plans that are designed to control and mitigate risks and to monitor and review the functioning of the risk management process at the Company. The Audit Committee also is responsible for the internal audit function, with that function reporting directly to the Audit Committee, and for overseeing the Company’s independent registered public accounting firm and reviewing reports from management and the internal auditor regarding the adequacy and effectiveness of various internal controls.

In addition to the Audit Committee, both the Board’s Compensation Committee and Nominating and Governance Committee consider risks within their respective areas of responsibility. The Compensation Committee oversees risks associated with the Company’s compensation plans and programs and the Nominating and Governance Committee oversees risks associated with the Company’s corporate governance policies.

As a risk management measure, the Nominating and Governance Committee recommended and, effective July 1, 2011, the Board of Directors approved the adoption of an Incentive Compensation Clawback Policy. Among other things, that policy provides that, if any of the Company’s previously published financial statements are restated due to a material noncompliance with any financial reporting requirements under the federal securities laws, the Company will seek to recover the amount by which any incentive compensation paid in the previous three years to any executive officer exceeds the incentive compensation which the Audit Committee determines would have been paid to such executive officer had such compensation been determined on the basis of the restated financial statements.

In September 2014, the Board of Directors adopted a Related Party Transaction Policy. One of the purposes of that Policy is to provide a formalized process for determining (i) whether the terms of any material transaction involving the Company, on the one hand, and any of its officers or directors, or any of their respective family members or associates, on the other hand, are at least as favorable to the Company as the terms of similar transactions negotiated at arms-length with persons or enterprises that have no affiliations with the Company and, therefore, are fair to the Company, and (ii) whether or not any such transaction should be approved based on the particular circumstances involved.

Communications with the Board

Stockholders interested in communicating with the non-management directors as a group may do so by writing to: Corporate Secretary, Collectors Universe, Inc., P.O. Box 6280, Newport Beach, California 92658, attention: Board of Directors. The Corporate Secretary will review and forward to the appropriate member or members of the Board copies of all such correspondence that, in the opinion of the Corporate Secretary, deal with the functions of the Board or its committees or that the Corporate Secretary otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters will be brought promptly to the attention of the Chairman of the Audit Committee and will be handled in accordance with procedures established by the Audit Committee.

Corporate Governance Policies

Our Board of Directors believes that sound governance practices and policies provide an important framework to assist the Board in fulfilling its duties to the Company’s stockholders. Over the past ten years, our Board of Directors has adopted the governance policies described below, including a number of policies and practices under which our Board had operated for some time, together with concepts suggested by various authorities in corporate governance and the requirements of the NASDAQ Listing Rules, the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley”) and the Dodd Frank Wall Street Reform and Consumer Protection Act, adopted in July 2010 (“Dodd-Frank”). In addition, each year the Nominating and Governance Committee reviews and, if it deems appropriate, recommends to the Board that it make changes to those governance policies or principles. Some of the principal subjects covered by those policies include:

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Director qualifications, including measuring each candidate’s independence, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries; his or her understanding of our business and the business environment in which we operate; and the candidate’s ability and willingness to devote adequate time and effort to Board responsibilities, taking into account the candidate’s employment and other board commitments.

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Responsibilities of Directors, including acting in the best interests of all stockholders; maintaining independence; developing and maintaining a sound understanding of our business and the industry in which we operate; preparing for and attending Board and Board committee meetings; and providing active, objective and constructive participation at those meetings.

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Director access to management and, as necessary and appropriate, independent advisors, including encouraging presentations to the Board from the officers responsible for functional areas of our business.

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Maintaining adequate funding to retain independent advisors for the Board, as the Board deems to be necessary or appropriate, and also for its standing committees as the members of those committees deem to be necessary or appropriate.

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Director orientation and continuing education, including programs to familiarize new directors with our business, strategic plans, significant financial, accounting and risk management issues, compliance programs, conflicts policies, code of business conduct and corporate governance guidelines. In addition, each director is expected to participate in continuing education programs relating to developments in the Company’s business and in corporate governance.

●	Annual performance evaluations of the Board, including annual self-assessments of the performance of the Board and each of its standing committees.

●	Regularly scheduled executive sessions, without management, are held by the Board. In addition, the Audit Committee meets separately with the Company’s outside auditors.

Code of Business and Ethical Conduct

We have adopted a Code of Business and Ethical Conduct (or, Code of Conduct) for our officers, employees and directors, as well as specific ethical conduct policies and principles that apply to our Chief Executive Officer, Chief Financial Officer and other key accounting and financial personnel. A copy of our Code of Conduct is available at the Investor Relations Section of our website at www.collectors.com. We intend to disclose, at this location on our website, any amendments to our Code of Conduct and any waivers of the requirements of that Code that may be granted to our Chief Executive Officer or Chief Financial Officer. A paper copy of the Code of Conduct will be sent, without charge, to any stockholder upon request made to the Corporate Secretary, Collectors Universe, Inc., P.O. Box 6280, Newport Beach, California 92658.

Stock Ownership Guidelines

In 2012, at the recommendation of the Nominating and Governance Committee, the Board of Directors adopted stock ownership guidelines for all non-management directors and the Company’s named executive officers or NEOs. Those guidelines established a share ownership target for each non-management director of a number of shares of Company common stock having an aggregate market value of not less than three times the director’s annual cash retainer. Currently, that retainer is $40,000 and, as a result, pursuant to the stock ownership guidelines, each non-management director is expected to own at least $120,000 of Company shares. As of October 3, 2014, the record date for the Annual Meeting, the number of shares owned by each non-management director (exclusive of non-vested restricted shares and shares subject to stock options) substantially exceeded this stock ownership target, except for Mr. Martin, who joined the Board on December 9, 2013 and, therefore, pursuant to the stock ownership guidelines, has until December 2018 to acquire a number of additional shares that will enable him to meet his share ownership target. Under those guidelines, the Company’s CEO is expected to own shares of Company common stock with a market value at least equal to three times his annual base salary, and each other Named Executive Officer is expected to own a number of shares with an aggregate market value of equal to at least two times his or her annual base salary. As of October 3, 2014, all of the Named Executive Officers owned a number of shares that exceeded their respective stock ownership targets, except Robert Deuster, who joined the Company as its CEO in October 2012. In accordance with the stock ownership guidelines applicable to him as CEO, Mr. Deuster has an additional three years to acquire a number of additional shares that will enable him to meet his ownership target under those guidelines.

The Director Nominating Process

In identifying new candidates for membership on the Board, the Nominating and Governance Committee will seek recommendations from existing Board members and executive officers. In addition, the Committee will consider any candidates that may be recommended by any of the Company’s stockholders who submit recommendations to the Board in accordance with the procedures described below. The Board also has the authority to engage an executive search firm and other advisors as it deems appropriate to assist it in identifying qualified Board candidates.

In assessing and selecting new candidates for Board membership, the Nominating and Governance Committee considers such factors, among others, as the candidate’s independence, experience, knowledge, skills and expertise, as demonstrated by past employment and board experience, and the candidate’s reputation for integrity. When selecting a nominee from among candidates being considered by the Committee, it conducts background inquiries of and interviews with the candidates that the Committee members believe are best qualified to serve as directors. The factors that the Committee considers in making its selection of a Board nominee include: whether the candidate has the ability, willingness and enthusiasm to devote the time and effort required of members of the Board; the candidate’s independence, including whether the candidate has any conflicts of interest or commitments that would interfere with the candidate’s ability to fulfill the responsibilities of directors of the Company to all of the stockholders, rather than just to a particular constituency of stockholders; whether the candidate’s skills and experience would add to the overall competencies of the Board; and whether the candidate has any special background or experience relevant to the Company’s business.

Stockholder Recommendations of Board Candidates. Any stockholder desiring to submit a recommendation for consideration by the Board of a candidate that the stockholder believes is qualified to be a Board nominee at any upcoming stockholders meeting may do so by submitting that recommendation in writing to the Board not later than 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to stockholders. However, if the date of the upcoming annual stockholders meeting has been changed by more than 30 days from the anniversary date of the prior year’s annual meeting, the recommendation must be received within a reasonable time before the Company begins to print and mail its proxy materials for the upcoming annual meeting. In addition, the recommendation should be accompanied by the following information: (i) the name and address of the nominating stockholder and the person that the nominating stockholder is recommending for consideration as a candidate for Board membership; (ii) the number of shares of voting stock of the Company that are owned by the nominating stockholder, his or her recommended candidate and any other stockholders known by the nominating stockholder to be supporting the nomination of that candidate; (iii) a description of any arrangements or understandings that relate to the election of directors of the Company, between the nominating stockholder, or any person that (directly or indirectly through one or more intermediaries) controls, or is controlled by, or is under common control with, such stockholder, on the one hand, and any other person or persons (naming such other person or persons), on the other hand; (iv) such other information regarding each recommended candidate as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC for a meeting at which directors are to be elected; and (v) the written consent of the stockholder’s recommended candidate to be named as a nominee and, if nominated and elected, to serve as a director. The Nominating and Corporate Governance Committee does not evaluate any candidate for nomination as a director any differently because the candidate was recommended by a stockholder. No such recommendations were received from any stockholders for this year’s Annual Meeting.

Stockholder Nominations. Our Bylaws provide that any stockholder also may nominate, at any annual meeting of stockholders, one or more candidates for election to the Board of Directors, by giving the Company written notice (addressed to the Secretary of the Company at the Company’s principal offices) of such stockholder’s intention to do so not later than 120 days prior to the first anniversary of the date on which the proxy materials for the prior year’s annual meeting were first sent to stockholders, except that if the date of the annual meeting has been changed by more than 30 calendar days from the date of the prior year’s annual meeting, the proposal must be received by the Company no later than the close of business on the tenth day following the day on which notice of the date of the meeting was mailed or a public announcement of the date of the meeting was made, whichever comes first. Such notice must be accompanied by the same information, described in the immediately preceding paragraph, regarding such candidate or candidates to be nominated for election to the Board and the nominating stockholder. Any stockholder nomination at any annual meeting that does not comply with these Bylaw requirements shall be ineffective and disregarded. No such notice was received from any stockholder with respect to this year’s Annual Meeting, and therefore, the Board’s nominees will be the sole candidates standing for election as directors at the Annual Meeting. Accordingly, the election of directors will be uncontested.

Committees of the Board of Directors

The Board has three standing committees: an Audit Committee, a Compensation Committee and a Nominating and Governance Committee. Each of the members of those Committees qualifies as an independent director within the meaning of the NASDAQ Listing Rules; each of the members of the Audit Committee satisfy the enhanced independence requirements for audit committee membership contained in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”); and each of the members of the Compensation Committee satisfy the heightened independence requirements for compensation committee membership adopted by NASDAQ.

Information regarding the members of each of those Committees, their responsibilities and the number of meetings held by those Committees during fiscal 2014 is set forth below.

Audit Committee

The members of the Audit Committee in fiscal 2014 were: A. J. Bert Moyer, its Chairman, and Deborah A. Farrington, Joseph R. Martin and Bruce A. Stevens. Our Board of Directors has determined that all four of the members of the Committee meet the heightened independence standards adopted by the SEC and NASDAQ which apply to audit committee membership and also qualify as “audit committee financial experts” (as defined in the SEC’s rules). The Audit Committee has a written charter that specifies its responsibilities, which include oversight of the financial reporting process and system of internal accounting controls of the Company and appointment and oversight of the independent registered public accountants engaged to audit the Company’s financial statements. In accordance with its charter and to ensure independence, the Audit Committee meets separately with our outside auditors, our internal auditor and members of management. The Audit Committee held ten meetings during fiscal 2014.

Compensation Committee

The members of the Compensation Committee in fiscal 2014 were: Deborah A. Farrington, its Chairperson, and Joseph R. Martin, A.J. Bert Moyer and Van D. Simmons. Our Board of Directors has adopted a charter setting forth the role and responsibilities of the Compensation Committee, which include reviewing and approving the salaries and establishing incentive compensation and other benefit plans for our executive officers. That charter has been amended to include the heightened compensation committee membership independence standards adopted by NASDAQ in December 2013. The Compensation Committee held nine meetings during fiscal 2014.

Nominating and Governance Committee

The members of the Nominating and Governance Committee in fiscal 2014 were: Bruce A. Stevens, its Chairman, and A. Clinton Allen and Van D. Simmons. This Committee has a written charter that specifies its responsibilities, which include: identifying and recommending nominees for election to the Board; determining which of the directors qualify as independent directors under the NASDAQ Listing Rules, making recommendations to the Board regarding the directors to be appointed to each of the Board’s standing committees; reviewing the adequacy of and approving the compensation that is to be paid to non-management directors for their service on the Board and Board Committees; developing and recommending corporate governance guidelines for adoption by the Board of Directors; and overseeing annual self-assessments by the Company’s directors of the performance of the Board and each of its standing committees. The Nominating and Governance Committee held a total of seven meetings during fiscal 2014.

Committee Charters

Interested stockholders are able to review and print copies of Board Committee charters posted at the Investor Relations Section of our website at www.collectors.com. In addition, paper copies of those Charters will be made available, without charge, to any stockholder upon written request to the Corporate Secretary, Collectors Universe, Inc., P.O. Box 6280, Newport Beach, California 92658.

Other Governance Matters

In addition to the governance policies discussed above, our Chief Executive Officer and Chief Financial Officer have provided the certifications of our SEC filings required by Sections 302 and 906 of Sarbanes-Oxley each quarter since the certification rules were adopted. You can access our news releases, SEC filings and other corporate governance materials, as well as the Board committee charters, by visiting the Investor Relations section of our website at www.collectors.com.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon information made available to us, the Company believes that all filing requirements under Section 16(a) of the Securities Exchange Act of 1934 applicable to its directors and officers were satisfied and timely made with respect to their transactions involving shares of our common stock or options or other rights to acquire shares of our common stock effectuated during fiscal 2014, except for a sale of 5,360 shares by Van Simmons on May 13, 2014, which was inadvertently filed two days late on May 19, 2014 and a sale of 1,899 shares by Van Simmons on May 23, 2014, which was inadvertently filed two days late on May 28, 2014.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

We have three executive officers: Robert G. Deuster, our Chief Executive Officer, David G. Hall, our President and Chief Operating Officer, and Joseph J. Wallace, our Chief Financial Officer (who, for ease of reference will sometimes be referred to as our “named executive officers” or “NEOs”). The Compensation Committee of our Board of Directors (or the Committee) establishes our executive compensation policies and objectives and determines both the types and the amounts of compensation that we pay to our named executive officers. In this section we discuss those policies and objectives and discuss and analyze the fiscal 2014 compensation of our named executive officers, including in relation to those policies and objectives.

This section is divided into the following four subsections:

●	Executive Summary

●	Compensation Philosophy and Objectives

●	Elements of 2014 Executive Compensation

●	Other Compensation Considerations

Executive Summary

Fiscal 2014 in Review

In fiscal 2014, the Company generated record services revenues and record operating income of $60.5 million and $12.5 million, respectively, and a return on invested capital of 69%, significantly surpassing our operating results in fiscal 2013. In fiscal 2013, service revenues and operating income totaled $48.5 million and $9.5 million, respectively, and we achieved a return on invested capital of 48%.

Strategically, we continued to maintain a leading market share position in our key U.S. markets, while concurrently developing a growing international presence in Europe and Asia.

In addition:

●	We paid cash dividends in fiscal 2014 totaling $10.7 million to our stockholders, all of which was funded with cash from continuing operations.

●	We had cash and cash equivalent balances totaling $19.9 million at fiscal 2014 year-end and no debt.

●	We grew our overseas coin grading operations and began to provide coin grading services in mainland China in fiscal 2014.

●	We continued to enhance our e-commerce capabilities and service offerings to maintain our leadership position in our market.

We Pay for Performance and Structure Executive Compensation to Align the Interests of our NEOs with those of our Stockholders

In May 2009, the Compensation Committee conducted a review of the relationship of the Company’s executive compensation programs to the Company’s financial and strategic objectives and the impact of those programs on Company performance and stockholder value. Based on that review, the Committee adopted an equity incentive compensation program for its Chief Executive and Chief Financial Officers for fiscal 2010, in place of an annual cash-based management incentive plan, which had been adopted by the Committee in previous fiscal years. Similar equity incentive programs were adopted for fiscal 2011 and fiscal 2012. Pursuant to those plans, our Chief Executive Officer and Chief Financial Officer were granted restricted shares the vesting of which was made dependent on the Company’s achievement of an annual financial performance goal (“performance-contingent awards”) or on the NEO’s continued service with the Company over a multi-year period (“service-based awards”), or a combination of performance-contingent and service based awards.

In fiscal 2013, however, the Committee decided to adopt a long-term performance-based equity incentive program (or the LTIP), for its Chief Executive Officer (or CEO) and Chief Financial Officer (or CFO) and certain other key management employees, instead of an annual equity incentive compensation program of the type the Committee had adopted in the prior years. The LTIP provides for the grant of equity incentives which are designed:

●	To focus executive management on achieving substantial increases in the Company’s operating income for the longer term in order to achieve sustained increases in stockholder value;

●

To increase the alignment of the financial interests of the Company’s executive management with the longer-term financial interests of the Company’s stockholders by tying increases in the value of the equity incentive awards to longer term increases in the trading prices of the Company’s shares; and

●	To provide incentives for the Company’s NEOs and other key management employees to remain in the Company’s employ over a multi-year period of time.

In conjunction with the adoption of the LTIP in fiscal 2013, the Compensation Committee granted to Messrs. Deuster and Wallace 108,883 and 40,831 restricted shares of common stock, respectively, the vesting of which was conditioned on the extent to which, if any, that the Company succeeded in achieving specific annual operating income goals (in each case determined before stock-based compensation expense) over a period of six fiscal years period commencing with fiscal 2013 and ending on June 30, 2018 (the “Performance Period”). In fiscal 2014, the Compensation Committee granted an additional 91,117 restricted shares to Mr. Deuster and an additional 34,169 restricted shares to Mr. Wallace under the LTIP.

The Committee had intended to grant those additional restricted shares under the LTIP to Messrs. Deuster and Wallace in fiscal 2013. However, those restricted shares could not be granted until the Company’s stockholders approved a new equity incentive plan increasing the authorized number of shares available for the grant of equity incentives to the Company’s officers, other key employees and directors. Following the approval by our stockholders of the new equity incentive plan in the second quarter of fiscal 2014, the Committee granted those additional restricted shares under the LTIP, bringing the total number of performance-based contingent shares held, respectively, by Messrs. Deuster and Wallace under the LTIP to 200,000 and 75,000.

Primarily as a result of the adoption and implementation of the LTIP, at-risk compensation now accounts for a significantly higher percentage, and guaranteed compensation accounts for a much lower percentage, of the total potential compensation which our CEO and CFO, and other key management employees, can earn each year, as compared to prior years. At the same time, the Compensation Committee reviews annually the mix between at-risk and guaranteed compensation and establishes appropriate performance targets so as to mitigate our compensation-related risk.

The following table sets forth the respective percentages of the total potential 2014 compensation of our Chief Executive Officer and Chief Financial Officer that are represented by their respective at-risk and guaranteed compensation in 2014.

	At Risk Compensation	Guaranteed Compensation
	2014	2014

Robert G. Deuster, CEO	82.0%	18.0%
Joseph J. Wallace, CFO	71.0%	29.0%

For purposes of this table:

●

At-risk compensation in 2014 was comprised of (i) a maximum cash incentive award that could have been earned in fiscal 2014 under a cash incentive plan adopted by the Committee (the “2014 Cash Incentive Plan”), and (ii) the grant date fair value of the maximum number of restricted shares granted in fiscal 2014 under the LTIP that could have become vested in fiscal 2014, assuming that 100% of the performance goals under the Cash Incentive Plan and 100% of the performance goals under LTIP had been achieved, respectively.

●	Guaranteed compensation is comprised solely of the salary paid to each NEO in fiscal 2014.

Mr. Deuster’s potential at-risk compensation for fiscal 2014 was comprised of a (i) potential maximum cash inventive award under the 2014 Cash Incentive Plan in the amount of $175,000, equal to 50% of his annual salary, and (ii) a potential aggregate grant date fair value of $1,421,425 for the 91,117 restricted shares granted to him in fiscal 2014 under the LTIP, the determination of which was based on an assumption that it was probable the Company would achieve 100% of the financial performance goals established under the LTIP by June 30, 2014.

Mr. Wallace’s potential at-risk compensation for fiscal 2014 was comprised of (i) a potential maximum cash inventive award of $104,000, equal to 40% of his annual salary, under the 2014 Cash Incentive Plan, and (ii) a potential aggregate grant date fair value of $553,036 for the 34,169 restricted shares granted to him in fiscal 2014 under the LTIP, the determination of which was based on an assumption that it was probable the Company would achieve 100% of the financial performance goals under the LTIP by June 30, 2014.

Our emphasis on at-risk compensation is further demonstrated by the compensation earned by our Chief Executive Officer and Chief Financial Officer, as compared to the potential at-risk and potential total compensation they could have earned, in fiscal 2014.

	Earned At-Risk Compensation
	As a Percentage of Fiscal 2014:
	Potential At-Risk Compensation	Potential Total Compensation

Robert G. Deuster, CEO	33.1%	27.1%
Joseph J. Wallace, CFO	37.2%	26.4%

The at-risk compensation earned by Messrs. Deuster and Wallace in fiscal 2014 was comprised of (i) cash awards earned under the 2014 Cash Incentive Plan of $171,500 and $104,000, receptively, and (ii) the respective fair values of the LTIP Shares granted in fiscal 2014 to Messrs. Deuster and Wallace in the amounts of $355,356 and $133,259, respectively, based on a determination that it had become probable the Company would achieve 25% of the LTIP financial performance goals in fiscal 2014.

See “—–Elements of 2014 Executive Compensation — Cash Incentive Plans” below for additional information regarding the 2014 Cash Incentive Plan and the performance goals established thereunder; and “—–Elements of 2014 Executive Compensation — Equity Based Incentive Compensation” below for additional information regarding the LTIP, the equity incentive grants made thereunder to Messrs. Deuster and Wallace and the material terms of the LTIP.

The compensation program for David G. Hall, the Company’s President and Chief Operating Officer, differs from the program adopted for our Chief Executive and Chief Financial Officer. In 2014, 2013 and 2012, Mr. Hall chose not to participate in the incentive compensation programs adopted for our other named executive officers, because Mr. Hall believes that, as the Company’s largest stockholder, his interests are already aligned with those of our stockholders and, therefore, he is already incentivized to focus his efforts on the achievement of improvements in the Company financial results that will lead to increases in stockholder value. As a result, Mr. Hall’s compensation in 2014 was $487,500, which is substantially less than Mr. Hall could have earned had he chosen to participate in the fiscal 2014 cash and equity incentive compensation programs adopted for our other NEOs.

Other Compensation Practices and Policies that Benefit our Stockholders

●

Insider Trading Policy. Our insider trading policy prohibits our directors, named executive officers and other key executives from hedging the economic interest in the Company securities that they own and from engaging in short sales or speculative transactions with respect to our stock. In addition, subject to certain hardship exceptions, this policy prohibits our directors and named executive officers from holding Company securities in margin accounts or using our stock as collateral for a loan.

●	Policy with respect to Perquisites and Other Benefits. We do not generally provide benefits or perquisites to our NEOs that are not provided to all of our full-time employees.

●

Stock Ownership Guidelines. To further align the financial interests of our NEOs with those of our stockholders, in 2012 our Board of Directors adopted stock ownership guidelines which establish the following stock ownership targets for our named executive officers:

o	CEO. Ownership of a number of shares of our common stock that have an aggregate market value of not less than three times his annual base salary; and

o	Other NEOs. Ownership of a number of shares of our common stock that have an aggregate market value of at least two times their respective annual base salaries.

These guidelines also call for any NEO who has not yet met the applicable stock ownership target to retain at least 50% of his or her net vested restricted shares until the NEO meets that stock ownership target.

●

Incentive Compensation Clawback Policy. In fiscal 2012, our Board of Directors adopted an Incentive Compensation Clawback Policy. Under that Policy, if any of our NEOs receive incentive compensation as a result of the Company’s achievement of financial results measured on the basis of Company financial statements that are later the subject of an accounting restatement, the Company will become entitled recoup from those NEOs the amount by which the incentive compensation they had received exceeds the incentive compensation they would have received had such compensation been determined on the basis of the restated financial statements.

Compensation Philosophy and Objectives

The Committee endeavors to ensure that the compensation of our executive officers is competitive and consistent with market conditions in order to enable us to attract and retain key executives critical to the Company's long-term success and the achievement of sustained increases in stock value. Therefore, when reviewing and approving both the types and amounts of compensation to be paid to our named executive officers, as well as other key management employees, the Committee seeks to achieve the following objectives:

●

Ensure that each NEO’s cash compensation is competitive in relation to the compensation paid by comparable companies and other companies which, although not comparable to us, may seek to recruit our NEOs based on their skills and experience and their record of success.

●

Design compensation programs that incentivize our NEOs and other key management personnel to remain in the Company’s employ for the long term and enable us to attract additional key executives with the requisite experience and record of success required for the future growth of the Company.

●

Align the interests of our NEOs and other key management personnel with the longer-term interests of our stockholders by tying a significant portion of each NEO’s total compensation to our financial performance and the creation of long-term stockholder value.

●

Provide a significant proportion of potential total compensation through cash and equity incentives, the payment of which depends on the achievement of pre-established Company financial performance goals and individual performance objectives over multi-year periods.

●

Establish short-term incentive compensation programs, as well as longer term programs, that recognize and reward the contributions made by our NEOs to achievement by us of ongoing improvements in our financial performance.

●	Establish an appropriate mix of long and short term incentive compensation plans to mitigate compensation-related risk.

The Compensation Committee also appreciates the importance of achievements that may be difficult to define or quantify. Accordingly, on occasion, the Committee awards discretionary compensation, either in the form of cash bonuses or grants of restricted shares, for extraordinary efforts or performance beyond or in addition to the pre-established performance goals under cash or incentive compensation programs adopted for our NEOs and other key management employees.

Compensation Consultants and Market Comparisons

Due to the relatively unique nature of our business, which consists primarily of the authentication and quality grading of rare coins and other high value collectibles, there are no public company industry peers against which we can directly compare the compensation of our NEOs or our executive compensation programs and policies. Moreover, our financial performance depends to a great extent on collectibles experts and on persons who have extensive experience in and have keen understandings of the collectibles markets, the number of which is relatively limited. For these reasons, and also to limit the administrative costs of our executive compensation programs, the Committee has only rarely engaged outside compensation consultants to conduct any benchmarking studies or to provide the Committee with customized comparisons of the compensation of our NEOs to the compensation paid by other companies to their NEOs. In determining the compensation to be paid to our named executive officers for fiscal 2014, the Committee relied primarily on publicly available executive compensation surveys and studies of trends in public company executive compensation, supplemented by proprietary surveys that we obtained from outside compensation consulting firms. Those proprietary surveys were not customized for us and did not benchmark the compensation of our executive officers to the compensation paid by other selected companies to their executive officers. Instead they included data, compiled by those firms in the ordinary course of their businesses, relating to executive compensation generally being paid to executives by public companies, including companies with revenues and market capitalizations generally comparable to the Company’s revenues and market capitalization.

However, in fiscal 2014, the Committee engaged its compensation consultant, Pearl Meyer & Partners (“PM&P”), to assist the Committee in establishing the incentive compensation opportunities for our chief financial officer under the 2014 Cash Incentive Plan. PM&P prepared and presented a report to the Committee with respect to prevailing cash incentive opportunities afforded to the chief financial officers of a total of 136 publicly traded companies with annual revenues ranging from $25 million to $75 million and market capitalizations ranging from $70 million to $200 million. The Company’s annual revenue placed it at the 50th percentile, and the Company’s market capitalization placed it at approximately the 60th percentile, of those companies. All of the information regarding those 136 public companies was obtained from their publicly available disclosures and proprietary data maintained by PM&P in the ordinary course of its business. The Committee determined that the Chief Financial Officer’s target incentive compensation opportunity under the 2014 Cash Incentive Plan should be 40% of his annual salary. That determination took into account not only the information in the PM&P report, but also Mr. Wallace’s historical performance as CFO, which included the performance by him of increased responsibilities at the Company over the prior two years. Another important factor considered by the Committee was that the change in Mr. Wallace’s target incentive compensation would have the effect of increasing the proportion of the at-risk compensation comprising his annual compensation, which is one of the Committee’s executive compensation objectives that are described above under the caption “Compensation Philosophy and Objectives” above. For additional information regarding the incentive compensation opportunities established for our NEOs under 2014 Cash Incentive Plan see “—Elements of 2014 Executive Compensation—Cash Incentive Plans” below.

Role of Named Executive Officers in Compensation Decisions

The Compensation Committee, which is comprised solely of independent members of the Board of Directors who also meet the more stringent independence requirements recently adopted by NASDAQ pursuant to the Dodd-Frank Act, approves all elements of compensation for our named executive officers. The Chief Executive and Chief Financial Officers sometimes provide compensation and related data to the Committee, at its request, to facilitate its compensation decisions. In addition, the Committee may consider the CEO's recommendations when making its compensation decisions with respect to other NEOs and key management employees. However, the CEO is not permitted to be present during deliberations and voting regarding his own compensation, as well as during other executive sessions of the Committee. The Committee considers recommendations of our CEO when establishing cash and equity incentive plans for the Company’s NEOs and other key management employees.

Elements of 2014 Executive Compensation

Set forth below is a discussion of the principal elements or components of the compensation we paid to our NEOs in 2014.

Annual Salaries

We pay cash compensation, in the form of base salaries, in amounts which the Committee believes will provide a guaranteed amount of compensation sufficient to enable us to retain existing and attract new executive officers who have the requisite experience and performance records that we believe are needed to drive the growth of our business and achieve increases in stockholder value. At the same time, the Committee balances the levels of guaranteed cash compensation with at-risk incentive compensation to properly manage the Company’s compensation-related risks.

In establishing the annual salaries of our NEOs, the Committee considers a number of factors, including (i) each NEO’s business experience, level of responsibility and past performance, and (ii) publicly available executive compensation surveys and studies, sometimes supplemented by proprietary executive compensation data obtained from outside compensation consulting firms. Salaries are reviewed periodically and adjusted as warranted to reflect sustained individual performance and changes in responsibility or in comparable market salaries.

As the table below indicates, with the exception of David G. Hall, our President and Chief Operating Officer, none of our NEOs received salary increases in 2014 from the salaries paid to them in fiscal 2013:

Named Executive Officer	2014 Base Salary	Change from 2013

Robert G. Deuster	$350,000	0.0%(1)
David G. Hall	$487,500	8.3%
Joseph J. Wallace	$260,000	0.0%

(1)

Mr. Deuster joined the Company as its CEO on October 15, 2012 at an annual base salary of $350,000. The salary paid to Mr. Deuster in fiscal 2013 was prorated for the number of days he was employed during that year.

The Compensation Committee approved a $50,000 increase in Mr. Hall’s annual salary from $450,000 to $500,000 per year, effective October 1, 2013. That was the first increase in Mr. Hall’s cash compensation in more than three years and, in the view of the Committee, the increase was warranted by the significant contributions that Mr. Hall had made to the Company’s financial performance in prior years and his expected contributions to the future growth of the Company’s coin authentication and grading business, including in international markets.

Cash Incentive Plans

In General. The Committee sometimes adopts annual cash based incentive plans for one or more of the NEOs, providing them the opportunity to earn cash awards if and to the extent that (i) the Company achieves one or more annual financial goals and (ii) the NEO achieves individualized quantitative or qualitative performance objectives specifically developed for each NEO by the Compensation Committee. Generally, the individualized performance objectives for each participating NEO relate to areas of the Company’s business over which the NEO has authority or are goals or objectives the achievement of which are dependent in large part on the NEO’s performance.

Fiscal 2014 Cash Incentive Plan. In 2014, the Committee established a cash incentive plan for Messrs. Deuster and Wallace (the “2014 Cash Incentive Plan”). Pursuant to that Plan, Mr. Deuster was afforded the opportunity to earn a cash award of up to $175,000, which was equal to 50% of his annual salary for fiscal 2014, and Mr. Wallace was afforded the opportunity to earn a cash incentive award of up to $104,000, which was equal to 40% of his annual salary for fiscal 2014. The primary purpose of this Cash Incentive Plan was to incentivize Messrs. Deuster and Wallace to focus their efforts and to take actions and implement programs that would enable the Company to achieve a substantial increase in the Company’s operating income (before stock based compensation expense) in fiscal 2014, as compared to fiscal 2013, when the Company generated operating income (before stock based compensation expense) of approximately $10.3 million.

In furtherance of that purpose, the 2014 Cash Incentive Plan conditioned (i) the receipt of $140,000 by  Mr. Deuster, constituting 80%, of his potential cash incentive award of $175,000 for fiscal 2014 and (ii) the receipt by Mr. Wallace of $88,400, or 85%, of his potential cash incentive award for fiscal 2014 of $104,000, on the achievement by the Company of operating income (before stock based compensation expense) of at least $11.4 million in fiscal 2014. The Company generated operating income (before stock based compensation expense) in fiscal 2014 of approximately $14.4 million, which was well in excess of that goal. Therefore, as provided in the Plan, Messrs. Deuster and Wallace earned cash awards of $140,000 and $88,400, respectively, of their maximum potential cash awards under the 2014 Cash Incentive Plan.

The receipt by Mr. Deuster of the other $35,000, or 20%, of his potential cash award was conditioned on his achievement of individualized qualitative objectives (or “MBOs”) which, if achieved, were expected to result in improvements in certain operating processes within the Company which the Committee believed would enhance the ability of the Company to achieve longer-term growth. The Compensation Committee determined that approximately 90% of those objectives were achieved by Mr. Deuster, resulting in an additional cash award to him of $31,500 under the 2014 Cash Incentive Plan. Therefore, the cash award earned by Mr. Deuster under that Plan totaled $171,500 in fiscal 2014.

The receipt of the other 15,600, or 15%, of Mr. Wallace’s potential cash award under the 2014 Cash Incentive Plan was conditioned on his achievement of individualized MBOs for fiscal 2014 which were established by the Committee. The Committee determined that those MBOs were fully achieved by Mr. Wallace, resulting in an additional cash incentive award to him of $15,600. Therefore, the cash award earned by Mr. Wallace under that Plan in fiscal 2014 totaled $104,000.

Discretionary Cash Bonus Awards

The Committee, on occasion, awards discretionary cash bonuses to NEOs for their contributions to the Company’s overall financial performance or for extraordinary efforts or performance or their demonstrated leadership abilities. In fiscal 2014, Messrs. Deuster and Wallace were awarded cash bonuses of $50,000 and $25,000, respectively, which the Committee believes were merited by the record financial results achieved by the Company and the substantial increases in the trading prices of the Company’s common stock in fiscal 2014.

Equity Based Incentive Compensation

Background. From fiscal 2010 to fiscal 2012, the Compensation Committee adopted annual equity incentive programs pursuant to which unvested restricted shares were granted to its Chief Executive Officer and Chief Financial Officer, as well as certain of its other key management employees. The vesting of those restricted shares was made contingent on (i) the achievement by the Company of one or more annual financial performance during the fiscal year in which those restricted shares were granted, or (ii) the continued service of the NEO with the Company for specified periods of time, or (iii) a combination of both.

Long-Term Performance-Based Equity Incentive Program

In the second quarter of fiscal 2013, instead of an annual equity incentive plan, the Compensation Committee adopted a Long-Term Performance-Based Equity Incentive Program (the “LTIP”) for the Company’s Chief Executive Officer, Mr. Deuster, and Chief Financial Officer, Mr. Wallace, and for certain other key management employees. At the time of the adoption of the LTIP, the Compensation Committee (i) established a threshold annual operating income goal in an amount that was substantially in excess of the operating income generated by the Company in fiscal 2012, and four increasingly higher operating income goals for achievement over the six-year Performance Period and (ii) granted to Messrs. Deuster and Wallace 108,883 and 40,831 restricted shares, respectively, under the LTIP. The vesting of those LTIP Shares was conditioned on (i) the extent to which, if any, that those operating income goals were achieved by the Company during a six-year Performance Period that began on the first day of fiscal 2013 and will end on June 30, 2018, and (ii) the continued service of Messrs. Deuster and Wallace with the Company.

The Committee believes that grants of restricted shares under the LTIP (“performance-contingent restricted shares”) meet the following executive compensation objectives:

●

Pay for Performance. The LTIP grants support the Committee’s pay-for-performance philosophy, because these grants can be earned only if and to the extent that the Company achieves one or more financial performance goals that are designed to lead to increases in the Company’s operating income, cash flows and the return on invested capital.

●

Alignment of Executives’ Interests with those of our Stockholders. These equity incentive grants are intended to more closely align the financial interests of our CEO and CFO with those of our stockholders, by rewarding our NEOs for their contributions to operating results of the Company that the Committee believes will, if achieved, lead to sustained increases in the trading prices of our shares over a multi-year period.

●

Increased Focus on Achievement of Longer-Term Operating Results. These performance-contingent restricted shares provide financial incentives for the Company’s CEO and CFO and other key management employees to focus their efforts on achieving longer term improvements in the Company’s financial performance over the six year Performance Period.

●

Retention. The establishment of financial performance goals under the LTIP cannot be fully achieved without sustained performance over a multi-year period, thereby creating financial incentives for the Company’s CEO and CFO to remain in the continuous service of the Company over the Performance Period.

To assure that performance-contingent restricted shares meet the Committee’s compensation objectives, the restricted shares may not be sold, assigned, transferred or pledged (other than by will or laws of descent or pursuant to a divorce decree), and are subject to forfeiture in the event that one or more financial performance goals are not achieved, or the NEO’s service with the Company ceases prior to the full vesting of those shares.

Fiscal 2014 Equity Incentive Grants under the LTIP. In furtherance of the above-described compensation objectives, in the second quarter of fiscal 2014 the Compensation Committee granted 91,117 and 34,169 additional performance-contingent restricted shares under the LTIP to Messrs. Deuster and Wallace, respectively, the vesting of which was also conditioned on the extent to which the Company achieved the LTIP operating income goals established by the Committee in 2013 and the continuing service of Messrs. Duester and Wallace with the Company.

It was originally intended for these additional performance-contingent restricted shares to be granted in fiscal 2013. However, they could not be granted until the Company’s stockholders approved a new equity incentive plan increasing the authorized number of shares available for the grant of equity incentives to the Company’s officers and other key employees and directors. That new equity incentive plan was approved by the stockholders in the second quarter of fiscal 2014, at which time these additional performance-contingent restricted shares were granted under the LTIP. As a result of those additional grants, the total numbers of restricted shares held by Messrs. Deuster and Wallace under the LTIP increased to 200,000 and 75,000 shares, respectively.

Principal Terms of the LTIP

Numbers of Shares that can become Vested under the LTIP. The percentages and, therefore, the numbers, of performance-based restricted shares that will become vested under the LTIP will depend on the highest of five annual operating income goals which the Company achieves during the six-year Performance Period and the continuing service of the CEO and CFO with the Company, as follows:

	Percent of LTIP Shares that may become
	Fully Vested	Conditionally Vested	Cumulative Totals(1)
If the Threshold Performance Goal is achieved	5.0%	5.0%	10.0%
Additional LTIP Shares that will vest on achievement of:
Intermediate Performance Goal #1	7.5%	7.5%	25.0%
Intermediate Performance Goal #2	10.0%	10.0%	45.0%
Intermediate Performance Goal #3	12.5%	12.5%	70.0%
100% of the Performance Goals	15.0%	15.0%	100.0%

(1)

Assumes that the NEO remains in the continuous service of the Company until June 30 of the fiscal year immediately following the fiscal year when the corresponding financial performance goal was first achieved.

If the Compensation Committee determines that any of these performance goals had been achieved, (i) 50% of the LTIP Shares that correspond to that performance goal will vest immediately and (ii) to create an incentive for the CEO and CFO to remain in the Company’s service, the remaining 50% will vest on June 30 of the following fiscal year provided the NEO is still in the service of the Company on that date.

In fiscal 2013, the Company did not achieve any of the financial performance goals established under the LTIP and, as a result, none of the LTIP Shares became vested during that year. In fiscal 2014, however, it was determined that the Company had achieved not only the Threshold Performance Goal, but also Intermediate Performance Goal #1. As a result, 12.5% of each of Mr. Deuster’s and Mr. Wallace’s LTIP Shares became fully vested and the other 12.5% became “conditionally vested” because their vesting remained subject to the NEO’s continued service with the Company to June 30, 2015.

If, after achieving any of the financial performance goals, the Company were to achieve a higher performance goal in a subsequent fiscal year during the Performance Period, then, the percentage of the total number of LTIP Shares granted to each NEO participating in the LTIP that will have become fully and conditionally vested, respectively, will increase by the respective percentages that correspond to that higher performance goal as set forth in the table above. For example, if the Company were to achieve Intermediate Performance Goal #2 during fiscal 2015, then, (i) the numbers of fully vested LTIP Shares held by Messrs. Duester and Wallace, respectively, would increase by 10.0%, to 22.5%, and the number of their conditionally vested shares would also increase by 10%, to 22.5%, of the total number of LTIP Shares that had been granted to them. Therefore, if it is further assumed that each of Messrs. Deuster and Wallace remains in the continuous service of the Company through June 30, 2016, a cumulative total of 45% of their LTIP Shares would become fully vested by that date.

Failure to Achieve 100% of the Financial Performance Goals. On the other hand, the LTIP provides that if the Company fails to achieve 100% of the LTIP performance goals by June 30, 2018, then all of the LTIP Shares that are unvested as of that date will be forfeited. For example, if by June 30, 2018 the Company does not achieve any of the remaining performance goals beyond Intermediate Goal #1, then the remaining unvested LTIP Shares (which in this example would represent 75% of the total number of LTIP Shares) granted, respectively, to Messrs. Deuster and Wallace would be forfeited.

Potential Issuance of Additional Equity Incentive Awards. As an additional incentive, the LTIP provides that if 100% of the LTIP financial performance goals are achieved on or before June 30, 2015, the Company will issue an additional 50,000 shares to Mr. Deuster, and an additional 18,750 shares to Mr. Wallace (collectively, the “Additional Incentive Shares”), which in each case is equal to 25% of the total numbers of performance-contingent shares granted to them, respectively, under the LTIP. In that event, 50% of the respective number of Additional Incentive Shares awarded to Messrs. Duester and Wallace, respectively, would vest immediately and the other 50% would vest on last day of the immediately succeeding fiscal year, subject to their continuing service to the Company through that day. On the other hand, if 100% of the financial performance goals are not achieved by June 30, 2015, none of these Additional Incentive Shares will be issued, even if 100% of the financial performance goals under the LTIP are achieved in any of the remaining three fiscal years of the Performance Period.

Grant Date Fair Values of the LTIP Shares. We determine the grant date fair values of performance-based contingent shares in accordance with FASB ASC Topic 718 (“ASC 718”), which requires their fair values to be determined on the basis of an assessment of the probable outcome of the conditions that must be met for those shares to become vested. In fiscal 2014, we made an assessment that it had become probable that the Company would achieve 25% of the financial performance goals under the LTIP and, therefore, 25% of the performance-based contingent restricted shares were likely to become vested. Based on that assessment, we determined, in accordance with ASC 718, that the respective fair values of the performance-based contingent restricted shares granted in fiscal 2014 under the LTIP to Messrs. Deuster and Wallace were $355,356 and $133,259, respectively. By contrast, if a determination had been made that it had become probable that the Company would achieve 100% of the financial performance goals under the LTIP by June 30, 2014, those fair values would have been $1,421,425 and $533,036, respectively.

Continuing Impact of the LTIP on Future Financial Performance. Because Messrs. Deuster and Wallace still have the opportunity to earn up to another 75% of the performance-contingent restricted shares granted to them under the LTIP, we expect that the LTIP will continue to be effective in achieving the executive compensation objectives of the Compensation Committee by providing meaningful financial incentives for Messrs. Deuster and Wallace to focus their efforts on achieving the remaining financial performance goals under the LTIP and to remain in the Company’s service for so long as it remains likely that the Company will succeed in achieving those performance goals.

Effect of Change of Control on the Vesting of Restricted Shares.

Both unvested service-based and unvested performance contingent restricted shares, including the unvested LTIP Shares, were granted under the stockholder-approved equity incentive plans. Those Plans provide that, in the event of a change of control of the Company (as defined in those Plans), the Committee would have the discretion to determine whether or not to accelerate the vesting of the non-vested restricted shares then outstanding in the event that the surviving corporation in the change of control transaction is not the Company. In making that determination, the Committee will consider whether and on what terms the surviving corporation is prepared to assume the Company’s obligations with respect to, or issue equivalent equity incentives in exchange for, those unvested restricted shares. However, Mr. Deuster’s Employment Agreement provides that all of his unvested equity incentives, including any unvested LTIP Shares, will become fully vested in the event his employment is terminated without cause by the Company (or any successor entity) or by him for Good Reason on or within 12 months of the consummation of a change of control of the Company. See “CEO Employment Agreement” below.

Dividend Policy Applicable to Unvested Restricted Shares.

Prior to January 1, 2011, upon the payment by the Company of dividends on its outstanding shares, the portion of those dividends allocable to any unvested restricted shares were paid on those of such shares that were scheduled to vest in the immediately succeeding 12 months. This practice was discontinued effective as of January 1, 2011. As a result, no dividends declared after that date have been paid on any unvested restricted shares and the last of such dividends, which totaled $492 was paid in the first quarter of calendar 2012. Instead, since January 1, 2011, it has been the policy of the Board of Directors that no dividends allocable to any unvested restricted shares will be paid. However, any dividends allocable to any LTIP Shares will begin to accrue, if, when and to the extent that any of those Shares become conditionally vested. Any such accrued dividends will be paid on those of such conditionally vested LTIP shares only if and to the extent they become vested; but such accrued dividends will, instead, be forfeited if, when and to the extent any such conditionally vested shares are forfeited due to a cessation of the holder’s continuous service with the Company prior to the full vesting of those shares.

CEO Employment Agreement

Effective October 15, 2012, the Company and Mr. Deuster entered into an employment agreement pursuant to which he is employed as the Company’s CEO. The initial term of that agreement was one year ending on October 15, 2013. However, the term of that agreement has been extended twice for successive periods of one year each. As a result, unless sooner terminated or extended by mutual agreement of the Company and Mr. Duester, the term of Mr. Deuster’s employment agreement will continue until October 15, 2015.

In establishing the compensation to be paid to Mr. Deuster under and the other terms of his employment agreement, the Compensation Committee reviewed publicly available executive compensation surveys and studies of trends in public company executive compensation, which included data with respect to the compensation generally being paid to chief executive officers by companies with revenues and market capitalizations similar to the Company’s revenues and market capitalization. In addition, in fiscal 2013 the Compensation Committee obtained advice from Pearl Meyer & Partners, an outside compensation consulting firm, regarding the reasonableness of the terms of the compensation proposed to be paid to Mr. Deuster under his employment agreement. In providing that advice, Pearl Meyer & Partners relied on its compensation expertise and on proprietary compensation data which it compiled in the ordinary course of its business. Pearl Meyer & Partners was not asked to and did not benchmark, or provide any customized comparisons of, the compensation proposed to be paid to Mr. Deuster under the employment agreement to the compensation being paid to chief executive officers of any specific publicly traded company or any group or index of publicly traded companies.

Set forth below is a summary of the material terms of Mr. Deuster’s employment agreement.

Annual Salary. Mr. Deuster receives an annual salary of $350,000 per year.

Incentive Compensation. Mr. Deuster was granted the opportunity to earn a cash incentive award, for the period from October 15, 2012 (the commencement date of his employment) to June 30, 2013, in an amount up to, but not to exceed, $123,958, which was equal to 50% of his then annual salary, pro-rated for the number of days he was employed during fiscal 2013. The performance conditions, which related to fiscal year 2013, were achieved and, as result, Mr. Deuster earned and received 100% of that incentive cash award. The employment agreement provides that, beginning in fiscal 2014, Mr. Deuster would become eligible to participate in the same incentive compensation programs as may be established for other NEOs and key management employees. Accordingly, Mr. Deuster was designated as a participant in the 2014 Cash Incentive Plan adopted by the Compensation Committee, pursuant to which he was given the opportunity to earn a cash award of up to $175,000, which is equal to 50% of his annual salary for fiscal 2014, subject to the achievement by the Company of an operating income goal and, to a lesser extent, Mr. Deuster’s achievement of individualized performance objectives, in fiscal 2014. For additional information regarding the 2014 Cash Incentive Plan and the compensation earned by Mr. Deuster thereunder, see “Elements of 2014 Executive Compensation –2014 Cash Incentive Plan” above.

Service-Based Restricted Share Award. Pursuant to the employment agreement, in fiscal 2013 Mr. Deuster was granted 40,000 service-based restricted shares. Of those shares, 10,000 vested on June 30, 2013 and the remaining 30,000 shares vest ratably, in approximately 36 monthly installments, over a three year period that commenced on July 1, 2013 and will end on June 30, 2016, subject to Mr. Deuster’s continued service with the Company. As of June 30, 2014, approximately 50% of those restricted shares had vested.

Severance Compensation. The employment agreement provides that, if Mr. Deuster’s employment is terminated due to his disability or death, or by the Company without cause or by him for Good Reason (as defined in the employment agreement) prior to the end of the term of the agreement, then, his salary will continue to be paid and, except in the case of his death, the Company will pay 100% of Mr. Deuster’s COBRA premiums for continued health insurance coverage, for six months or the then unexpired portion of the term of his employment agreement, whichever is shorter.

Compensation due to a Termination of Employment following a Change of Control of the Company. If a change of control of the Company occurs while Mr. Deuster is the Company’s CEO and, upon or within the 12 months following the consummation of that change of control of the Company, his employment is terminated either (i) without cause by the Company, or by its successor in the change of control transaction, or (ii) for Good Reason by Mr. Deuster, then, he will be entitled to receive severance compensation comprised of (i) an amount equal to one year’s salary payable to him in a single lump sum payment, and (ii) the payment of his COBRA premiums for continued health insurance coverage for six months.

Mr. Deuster’s employment agreement provides that the Company, or its successor in the change of control transaction, will become obligated to pay severance compensation and benefits to Mr. Duester only upon a “double trigger” event. This means that no severance compensation will become payable solely because of the occurrence of a change of control of the Company. Instead, these change of control severance benefits will be payable only if, on the date of or within 12 months following the consummation of the change of control transaction, there is a termination of Mr. Deuster’s employment without cause by the Company or its successor or by Mr. Duester for Good Reason. The change of control severance provisions are intended to preserve morale and productivity and encourage retention in the face of the disruptive impact that a change of control of the Company is likely to have. The change of control severance compensation and benefits also are intended to encourage Mr. Deuster to remain focused on the business and interests of our stockholders when considering strategic alternatives that may be beneficial to our stockholders.

Limitation for Purposes of Section 280G under the Internal Revenue Code. Mr. Deuster’s employment agreement provides that if and to the extent the severance compensation and benefits that would become payable to Mr. Deuster upon a termination of his employment would constitute excess “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and, therefore, would result in the imposition of excise taxes under the Code, then the amount of such severance compensation and benefits would be reduced to the extent necessary to avoid the imposition of those taxes.

The Company does not have employment agreements with any of the other NEOs or any other of its key management employees.

Effect of a Change of Control on Outstanding Equity Incentives

The Company’s stockholder-approved equity incentive plans under which Mr. Deuster’s equity incentives have been granted provide that, in the event of a change of control of the Company, the Compensation Committee will have the authority to take either of the following actions: (i) accelerate the vesting of the then unvested equity incentives that had been granted to the Company’s officers, employees and directors, or (ii) subject to the agreement of the other party to the change of control transaction, arrange for that other party to assume the Company’s outstanding equity incentives or to exchange new equity incentives of equivalent value for the Company’s then outstanding equity incentives.

Other Compensation Matters

Benefits. The personal benefits provided to our Named Executive Officers are designed to establish a competitive benefits structure necessary to attract and retain key management employees. These personal benefits are the same as those provided to all of our full time employees generally. In 2014 there were no perquisites or other personal benefits approved by the Committee for the named executive officers.

Nonqualified Deferred Compensation Plans. We have not established any nonqualified deferred compensation plans or programs for our NEOs or any other of our employees.

Risk Considerations. Although a substantial portion of compensation provided to our executive officers is performance based, we believe that the following elements and design features of our executive compensation programs encourage our executive officers to remain focused on both the short-and longer-term operational and financial goals of the Company and have been designed to deter excessive or unnecessary risk-taking:

●	Our program consists of guaranteed salary and at-risk compensation that takes the form of equity incentives which vest over multi-year periods.

●

The Compensation Committee annually reviews the balance between fixed and at-risk elements of executive compensation and retains ultimate oversight over, and the ability to use discretion where appropriate with respect to, the compensation of our named executive officers.

●

Our incentive compensation programs establish appropriate financial performance goals that are designed to lead to sustained improvements in the Company’s cash flows and operating income and, as a result, in the long-term success of the Company, rather than on revenues.

●	The Board of Directors has adopted share ownership guidelines for our named executive officers to further align their interests with those of our stockholders.

●

Incentive compensation awards to our named executive officers are now subject to a clawback policy to ensure that determinations with respect to the achievement of financial performance goals are based on generally accepted accounting principles consistently applied in the preparation of our financial statements.

●

Our insider trading policy prohibits our named executive officers and other key executives from hedging their economic interest in their Company shares or pledging those shares for purposes of speculative trading.

Taxation and Deductibility of Executive Compensation

To the extent readily determinable, the Committee considers the anticipated tax treatment to the Company and to the executives of various payments and benefits to be included in the executive compensation program.

Section 162(m) of the Code imposes an annual limit of $1.0 million on the amount that a public company may deduct for compensation paid to its chief executive officer or any of the company’s four other most highly compensated executive officers (collectively, “covered officers”). This limitation does not apply to compensation that meets the requirements under Section 162(m) for “qualifying performance-based” compensation. As a result, to reduce the likelihood that the annual compensation of any of those executive officers would, for purposes of Section 162(m) of the Code, exceed $1 million, the Committee has granted, as a significant portion of the compensation of our CEO and CFO, who are the Company’s two mostly highly compensated executive officers, performance-based equity and cash incentives which are designed to qualify as “performance-based compensation” within the meaning of Section 162(m) of the Code. Moreover, in the past the total annual compensation paid to our covered officers has always been less than $1.0 million and, consequently, the limitations imposed by Section 162(m) have not been a factor in the determination of the compensation paid to our executive officers. As a result, the Compensation Committee has not found it necessary to adopt a policy requiring all of their compensation to be deductible. If, in the future, it becomes likely that our Chief Executive Officer or any of the other covered officers would earn total compensation, exclusive of performance-based compensation, in excess of $1.0 million, the Committee would consider whether or not to modify the executive compensation practices in a manner that would preserve the full deductibility of such compensation. However, there can be no assurance that compensation paid to the Company’s executive officers will prove to be fully deductible by the Company for income tax purposes. Additionally, the Compensation Committee retains the discretion to grant equity incentives or pay compensation to our executive officers to accomplish varying corporate goals or objectives, even if such compensation does not constitute “qualifying performance based compensation” pursuant to Section 162(m) of the Code.

Accounting for Stock-Based Compensation. Beginning on and since July 1, 2005, the Company has been accounting for share-based awards in accordance with the requirements of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment, which has since been renamed and superseded by Financial Accounting Standards Board Accounting Standards Codification Topic 718, Stock Compensation (“ASC 718”). ASC 718 requires, in the case of a stock-based compensation award with respect to which vesting is subject to satisfaction of a performance condition that stock-based compensation expense be recognized, for financial reporting purposes, if and when the achievement of the performance condition (and, therefore, the vesting of the award) has become probable. If it is subsequently determined that the performance condition was not satisfied, then the stock-based compensation expense previously recognized would be reversed. In determining the fair values, for accounting purposes, of service-based restricted share awards, the Company assumes that 100% of the shares will become vested.

Compensation Committee Interlocks and Insider Participation

During the fiscal year ended June 30, 2014, the members of the Compensation Committee of the Board were Ms. Farrington and Messrs. Martin, Moyer and Simmons. None of them was a Company officer or employee during fiscal 2014 or at any time during the preceding three years and, during fiscal 2014, none of them had any relationship required to be disclosed by the Company in this proxy statement pursuant to Item 404 of SEC Regulation S-K. During fiscal 2014, none of our executive officers (i) served as a member of the compensation committee of another entity, one of whose executive officers served on our Compensation Committee, (ii) served as a director of another entity, one of whose executive officers served on our Compensation Committee, or (iii) served as a member of the compensation committee of another entity, one of whose executive officers served as one of our directors.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement, as required by Item 402(b) of SEC Regulation S-K, with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.

THE COMPENSATION COMMITTEE

Deborah A. Farrington, Chair
Joseph R. Martin
A. J. “Bert” Moyer
Van D. Simmons

The Report of the Compensation Committee on Executive Compensation shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or under the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

Summary Compensation Table

The following table sets forth the amounts and components of the compensation received by each of our Named Executive Officers (“NEOs”) in the fiscal years ended June 30, 2014, 2013 and 2012, respectively.

Name and Principal Position	Year	Salary($)		Non-Equity Bonus Comp.($)(1)		Equity Incentive Plan Awards ($)(2) (3)		Non-Equity Incentive PlanCompensation ($)(4)	All Other Compensation ($)		Total($)

Robert G. Deuster(5)	2014	$350,000		$50,000		$355,356		$171,500	$--		$926,856
Chief Executive Officer	2013	$249,263	(5)	---		617,392	(6)	123,958	--		990,613

David G. Hall	2014	$487,500		$--		$-		$-	$--		$487,500
President and	2013	450,000		--		-		-	--		450,000
Chief Operating Officer	2012	450,000		--		-		-	--		450,000

Joseph J. Wallace	2014	$260,000		$25,000	(4)	$133,259		$104,000	$--		$522,259
Chief Financial Officer	2013	260,000		37,500		220,497	(7)	--	--		517,997
	2012	260,000		--		211,275		--	492	(8)	471,767

(1)

The amounts in this column consist of discretionary cash bonus awards approved by the Compensation Committee based on a determination that those bonus awards were merited as a result of the Company’s overall financial performance, which exceeded the Company financial performance goal established under the 2014 Cash Incentive Plan, and the increase in the trading prices of the Company’s shares during fiscal 2014. See “– Compensation Discussion and Analysis – Discretionary Cash Awards” above.

(2)	No stock options were granted to any of our NEOs in fiscal 2014.

(3)

In fiscal year 2013, the Compensation Committee adopted a Long-Term Performance-Based Equity Incentive Program (or the LTIP) and granted performance-contingent restricted share awards under the LTIP in the fiscal year 2014 (which were in addition to grants of performance-contingent restricted share awards under the LTIP in fiscal 2013). The vesting of the awards granted in fiscal 2014 was conditioned on the extent to which the Company succeeded in achieving one or more Company financial performance goals that were established by the Compensation Committee at the time the LTIP was adopted. The respective fair values of the fiscal 2014 awards to Messrs. Deuster and Wallace were computed in accordance with FASB ASC Topic 718 (“ASC 718”), which requires those fair values to be determined based on the probable outcome, as of their respective dates of grant, of the performance conditions applicable to those awards. See “– Compensation Discussion and Analysis - Equity Based Incentive Compensation - Long-Term Performance-Based Equity Incentive Program” above.

●

In fiscal 2014, the Compensation Committee granted Mr. Deuster a performance-contingent award of 91,117 restricted shares under the LTIP. The fair value of that award was determined to be $355,356 based on an assessment that 25% of the financial performance goals under the LTIP were likely to be achieved by the Company and, therefore, 25% of the award was likely to become vested. The fair value of this LTIP award, assuming 100% of the financial performance goals under the LTIP were likely to be achieved by June 30, 2014, would have been $1,421,425.

●

In fiscal 2014 Mr. Wallace was granted a performance contingent award of 34,169 restricted shares under the LTIP. The fair value of that award was determined to be $133,259 based on an assessment that 25% of the financial performance goals was likely to be achieved by the Company and, therefore, 25% of the award was likely to become vested. The fair value of this LTIP award, assuming 100% of the financial performance goals under the LTIP were likely to be achieved by June 30, 2014, would have been $533,036.

(4)

The amounts in this column consist of cash incentive awards paid, respectively, to Messrs. Deuster and Wallace under a 2014 Cash Incentive Plan established by the Compensation Committee. The amounts of the cash awards that could be earned under that Plan were made dependent primarily on the achievement by the Company of an operating income goal for fiscal 2014 and, to a lesser extent, the achievement by Messrs. Deuster and Wallace of individualized performance objectives, which were established by the Compensation Committee at the time it established this Plan. See “--Compensation Discussion and Analysis - 2014 Cash Incentive Plan” above.

(5)

Mr. Deuster became the Company’s CEO effective October 15, 2012, at an annual salary of $350,000. The salary he received in fiscal 2013 was prorated for the number of days he was employed by the Company in fiscal 2013.

(6)

Comprised of (i) a grant date fair value of $508,400 of an award granted to Mr. Deuster of 40,000 service-based restricted shares the vesting of which was made dependent on his continued service with the Company to the end of fiscal 2016, and (ii) a fair value of $108,992 of an award of 108,883 performance-contingent restricted shares granted under the LTIP to Mr. Deuster in fiscal 2013, based on a determination that it was probable that 10% of the financial performance goals under the LTIP would be achieved by the Company.

(7)

Comprised of (i) the grant date fair value of $179,625 of an award granted to Mr. Wallace of 12,500 service-based restricted shares the vesting of which was dependent on his continued service with the Company to the end of fiscal 2016, and (ii) a fair value of $40,872 of an award of 40,831 performance-contingent restricted shares granted under the LTIP to Mr. Wallace in fiscal 2013, based on a determination that it was probable that 10% of the financial performance goals under the LTIP would be achieved by the Company.

(8)

This amount represents dividends paid in fiscal year 2012 on unvested restricted shares pursuant to the Company’s former dividend policy, which had provided that, upon payment of cash dividends to the Company’s stockholders, the portion of those cash dividends allocable to unvested restricted shares expected to vest within the succeeding 12 months would be paid to the holders thereof. This policy was changed, effective January 1, 2011, to provide that while dividends will accrue on unvested restricted shares, such dividends will be paid only if and to the extent that those shares become vested and no dividends will be paid on any unvested restricted shares that are forfeited. See “—Compensation Discussion and Analysis — Dividend Policy Applicable to Unvested Restricted Shares” above.

Grants of Plan-Based Incentive Awards in Fiscal 2014

The following table provides information regarding grants of plan-based restricted shares to our NEOs in fiscal 2014. No options were granted to our NEOs in fiscal 2014.

		Estimated Future Payouts under Non-Equity Incentive Plan Awards(2)		Estimated Future Payouts under Equity Plan Incentive Awards(4)			All Other Stock Awards:	Fair Values of
Name(1)	Grant Dates	Threshold ($)	Target($)(3)	Threshold(#)	Target (#)	Maximum (#)(5)	No. of Sharesor Units (#)	Stock Awards at Target($)

Robert G. Deuster	12/9/13	$87,500	$175,000	—	—	—	—	$—
	12/9/13	—	—	9,112	91,117	113,896	—	355,356	(6)

Joseph J. Wallace	12/9/13	$52,000	$104,000	—	—	—		$—
	12/9/13	—	—	3,417	34,169	42,711	—	133,259	(6)

(1)

Mr. Hall, the Company’s President and Chief Operating Officer, was not granted any plan based or other equity incentive awards in fiscal year 2014 for his service as an NEO. See “—Compensation Discussion and Analysis — Executive Summary — We Pay for Performance and Structure Executive Compensation to Align the Interests of our NEOs with those of our Stockholders”.

(2)

These cash incentives were granted under the 2014 Cash Incentive Plan. Payment of cash incentive compensation under the plan was conditioned on the achievement of a 2014 operating income goal by the Company and individualized performance goals established by the Compensation Committee for Messrs. Deuster and Wallace. Under this plan, Messrs. Deuster and Wallace could earn up to a maximum of $140,000 and $88,400, respectively, if the Company achieved its fiscal 2014 operating income goal. Messrs. Deuster and Wallace also could earn $35,000 and $15,600, respectively, if and to the extent the Compensation Committee determined that certain individualized performance objectives, or MBOs, were achieved in fiscal 2014. See “Compensation Discussion and Analysis — 2014 Cash Incentive Plan” above in this proxy statement for additional information regarding the 2014 Cash Incentive Plan.

(3)

The target award and maximum award that could be earned under the 2014 Cash Incentive Plan are the same. If the threshold goal was exceeded, but the target goal was not achieved, then the amount of the award would have been interpolated between the threshold and target amounts.

(4)

These columns set forth the respective threshold, target and maximum numbers of performance-based restricted shares granted in fiscal 2014 which could be earned by Messrs. Duester and Wallace, respectively under the Company’s LTIP. The actual grant date fair values of the awards earned for fiscal year 2014 for each of the NEOs named in this table are set forth in the “Summary Compensation Table” above. As such, the amounts set forth in these columns do not represent additional compensation earned by those named executive officers for fiscal 2014. For a description of the Company’s LTIP, see “Compensation Discussion and Analysis — Equity Based Incentive Compensation — Long Term Performance Based Equity Incentive Program” above.

(5)

Under the terms of the LTIP, had the Company achieved the Maximum Performance Goal by June 30, 2014, then, the Company would have issued to Messrs. Deuster and Wallace 22,779 and 8,542 shares, respectively, in addition to all of the performance-contingent shares granted to them in fiscal 2014 that would have become vested as a result of the achievement of that goal. See “Compensation Discussion and Analysis – Long Term Equity Based Incentive Program – Principal Terms of the LTIP - Potential Issuance of Additional Equity Incentive Awards” above. The maximum numbers of shares shown in this column include those additional shares.

(6)

The fair values of the restricted stock awards granted under the LTIP in fiscal 2014 to Messrs. Duester and Wallace, respectively, are based on an assessment that it had become probable that the Company would achieve 25% of the performance goals under the LTIP and that, as a result, 25% of the LTIP Shares would become vested. See “Compensation Discussion and Analysis — Elements of 2014 Executive Compensation — Long Term Performance-Based Equity Incentive Program” above in this proxy statement. The potential grant date fair values of these LTIP Shares, based on an assumption it had become probable the Company would achieve 100% of the financial performance goals under the LTIP by June 30, 2014, would have been $1,421,425 and $533,036, respectively.

Outstanding Equity Awards at June 30, 2014

The following table sets forth information regarding restricted stock awards that have been granted to our NEOs and that were outstanding as of the end of fiscal 2014. None of our NEOs held any stock options at June 30, 2014.

		Service-Based Stock Awards			Performance Contingent Stock Awards
Names	Grant Dates	Shares or Units of Stock that are not Vested (#)(1)		Market Values of Unearned Shares or Units of Stock ($)(2)	Equity IncentivePlan Awards: Number of Unearned Shares, Units or Other Rights (#)(3)	Equity IncentivePlan Awards: Market Value of Unearned Shares, Units or Other Rights ($)(4)

Robert G. Deuster	10/15/12	19,992	(2)	$391,643		$—
	12/28/12	—		$—	50,000	$979,500

David G. Hall	—	—		$—	—	$—

Joseph J. Wallace	06/09/05	—		$—	—	$—
	11/14/07	—		$—	—	$—
	7/19/11	1,876	(2)	$36,751	—	$—
	9/14/12	6,256	(2)	$122,555	—	$—
	12/28/12	—		$—	18,750	$367,312

(1)

Set forth in this column are the respective numbers of restricted shares that were subject to unvested service-based stock awards at June 30, 2014. Mr. Deuster’s unvested restricted shares are scheduled to vest in equal monthly installments over a three year period that will end on June 30, 2016, provided that he remains in the service of the Company to that date. Mr. Wallace’s unvested restricted shares are scheduled to vest, in equal quarterly installments as follows: (i) 1,876 of the shares, during the period from July 1, 2014 to June 30, 2015, and (ii) 6,256 shares from July 1, 2014 to June 30, 2016, provided that he remains in the service of the Company to June 30, 2015 and June 30, 2016, respectively.

(2)

Set forth in this column are the respective market values of unvested service-based stock awards as of June 30, 2014. Those market values were determined by multiplying the number of unvested shares subject to each service-based stock award by $19.59, which was the closing price, as reported by the NASDAQ Global Stock Market, of the Company’s common stock on June 30, 2014, the last trading day of fiscal 2014.

(3)

Set forth in this column are the respective numbers of unvested restricted shares, granted in fiscal 2013 and fiscal 2014, which would become vested assuming that 25% of the financial performance goals under the LTIP were to be achieved. In August 2014, a determination was made that the Company had, in fact, achieved 25% of those LTIP financial performance goals in fiscal 2014.

(4)

Set forth in this column are the respective market values of unvested performance-contingent restricted shares granted under the LTIP which would become vested assuming that 25% of the financial performance goals under the LTIP were to be achieved. Those market values were determined by multiplying the number of shares subject to each performance-contingent stock award by $19.59, which was the closing price, as reported by the NASDAQ Global Stock Market, of the Company’s common stock on June 30, 2014, the last trading day of fiscal 2014.

Option Exercises and Vesting of Restricted Stock in Fiscal 2014

The following table sets forth information with respect to shares of our common stock acquired by our NEOs pursuant to the exercise of stock options or the vesting of restricted shares in fiscal 2014.

	Option Awards			Stock Awards
Name	Number of Shares Acquired on Exercise of Options(#)	Value Deemed Realized on Exercise of Options ($)		Number of Shares Acquired on Vesting (#)	Value Deemed Realized on Vesting of Shares ($)(2)

Robert G. Deuster	—	$—		10,008	$179,835

David G. Hall	—	$—		—	$—

Joseph J. Wallace	12,750	$38,597	(1)	6,999	$126,469

(1)

Represents the value that Mr. Wallace would have realized if he had purchased the 12,750 shares by exercising these options and then sold those shares on the date of exercise. That value is equal to the product of the 12,750 underlying shares and the per share price at which those shares were sold on date of exercise, minus the aggregate exercise price of the options.

(2)

The value deemed realized by each of Messrs. Deuster and Wallace, respectively, was determined by multiplying the number of his restricted shares that vested in fiscal year 2014 by the closing price of the Company’s common stock on the NASDAQ Global Market on the date of vesting.

Potential Payments upon Termination or Change of Control of the Company

Currently, only our CEO, Mr. Deuster, is entitled to severance compensation, which would be payable to him on a termination of his employment by the Company without cause or by him for Good Reason during either the term of his employment with the Company, or within 12 months following a change of control of the Company. Therefore, no severance or change of control compensation will become payable to Mr. Deuster by reason solely of a change of control of the Company.

The table below sets forth the amounts of all potential payments that would have been paid by us to Mr. Deuster if his employment had been terminated effective as of June 30, 2014 by the Company without cause or by Mr. Deuster for Good Reason (i) during the term of his employment agreement, and (ii) upon or within 12 months following the consummation of a change of control of the Company, respectively. The payments to Mr. Deuster are governed by his employment agreement. See “Compensation Discussion and Analysis — CEO Employment Agreement” above. The timing of the payments described below may also be subject to possible delay pursuant to the provisions of Section 409A of the Code. Mr. Deuster’s employment agreement requires, as a condition to his receipt of any severance or change of control compensation, that he enter into an agreement releasing any claims he may have, whether known or unknown, against the Company.

Name	Termination for Cause or Resignation without Good Reason(1)	Involuntary Termination without Cause, for Good Reason or uponDeath or Disability(2)		Termination without Cause or for Good Reasonfollowing a Change of Control(4)

Robert G. Deuster
Cash Severance – Base Salary	$0	$102,083		$350,000
Health & Other Benefits	0	5,136		7,705
Restricted Stock (accelerated)	0	391,643	(3)	$4,309,643	(5)
Total	$0	$498,863		$4,667,348

(1)

If Mr. Deuster’s employment is terminated by the Company for cause or by Mr. Deuster without good reason, the Company’s sole obligation and liability to Mr. Deuster is to pay any unpaid salary, together with any employee benefits and any unused vacation, accrued to the effective date of such termination or resignation.

(2)

If Mr. Deuster’s employment had been terminated by the Company without cause or by him for Good Reason, or was terminated due to his death or disability, in each case as of June 30, 2014, then the Company would have become obligated (a) to continue to pay Mr. Deuster his base salary and (b) to pay 100% of his COBRA premiums for continued health insurance coverage for him and his dependents, in each case for what otherwise would have been the then remaining term of his employment agreement or six months, whichever period is shorter (the “Salary Continuation Period” and the “Insurance Continuation Period”, respectively).

(3)

All of Mr. Deuster’s unvested restricted shares, including all of his unvested LTIP Shares, will be forfeited upon a termination of his employment without cause by the Company or for good reason by Mr. Deuster, except for a total of 19,992 service-based restricted shares that were unvested as of June 30, 2014. Upon a termination of Mr. Deuster’s employment without cause by the Company, the number of those unvested service-based restricted shares that were scheduled to vest in the 12 months immediately succeeding the date of such termination of employment will become vested. Upon a termination of his employment for Good Reason by Mr. Deuster, all of those then unvested service-based restricted shares will become vested. This amount was calculated by multiplying the 19,992 unvested service-based restricted shares by the closing price of the Company’s common stock on the NASDAQ Global Market on June 30, 2014, which was $19.59 per share.

(4)

Mr. Deuster’s employment agreement provides that if his employment had been terminated by the Company without cause or by him with Good Reason concurrently with or within 12 months following a change of control of the Company, he will become entitled to receive severance compensation comprised solely of (a) an amount equal to one year’s base salary which would be payable to him in a single lump sum, and (b) the payment of his COBRA premiums for the Insurance Continuation Period, but in no event for more than six months.

(5)

However, the equity incentive plans under which Mr. Deuster’s restricted shares were granted, including the LTIP Shares, give the Compensation Committee the discretion to accelerate the vesting of any or all unvested equity incentives granted under those plans upon the consummation of a change of control of the Company. Alternatively, subject to the agreement of the other party to the change of control transaction, the Compensation Committee may provide, instead, for that other party to assume those restricted shares or grant new equity incentives of equivalent value to the holders of the then unvested equity incentives. This amount assumes that (a) a change of control of the Company was consummated on June 30, 2014, and (b) the Compensation Committee had decided to accelerate the vesting of the unvested equity incentives (including those held by Mr. Deuster) that were outstanding on that date, rather than to approve an assumption of, or the substitution of new incentives for, those equity incentives by the other party to the change of control transaction. This amount was determined by multiplying the number of Mr. Deuster’s unvested restricted shares, by the closing price of the Company’s common stock on the NASDAQ Global Market, on June 30, 2014.

Director Compensation

The following table sets forth information regarding all cash and other compensation earned by each of our non-management directors for service on the Board and its Committees during the fiscal year ended June 30, 2014, as well as the numbers of unvested restricted shares and number of shares subject to options that were outstanding as of June 30, 2014.

	Year Ended June 30, 2014			At June 30, 2014
Names	Fees Earned or Paid in Cash($)(1)	Stock Awards ($)(2)	Total($)	Stock Options Outstanding(#)	Stock Awards Not Yet Vested (#)

A. Clinton Allen	$101,000	$40,000	$141,000	16,500	1,282
Deborah Farrington	70,000	40,000	110,000	--	1,282
Joseph R. Martin	28,750	40,000	68,750	--	1,282
A. J. Bert Moyer	74,000	40,000	114,000	--	1,282
Van D. Simmons	48,500	40,000	88,500	16,500	1,282
Bruce A. Stevens	58,500	40,000	98,500	--	1,282

(1)	This column reports the amount of cash compensation earned in fiscal year 2014 for Board and Committee service.

(2)

Amounts shown in this column reflect the grant date fair values of restricted stock awards granted in fiscal year 2014 to each of the non-management directors, as determined in accordance with ASC 718. No stock options were granted to any of the non-management directors in fiscal year 2014.

Set forth below is additional information regarding the compensation that we paid to our non-management directors in fiscal 2014.

Compensation for Service on the Board of Directors. As compensation for service on the Board of Directors during fiscal 2014, each non-management director was paid a cash retainer at a rate of $40,000 per year. In addition, each director was granted $40,000 of restricted shares of common stock (with the number of shares determined on the basis of the closing per share price of the Company’s common stock, as reported by the NASDAQ Global Stock Market on the date of grant). Each director’s restricted shares vest (or cease to be subject to a risk of forfeiture) in four equal quarterly installments, subject to the director’s continued service on the Board.

Compensation for Service on Board Committees. In addition, directors serving on the Audit Committee, the Compensation Committee or the Nominating and Governance Committee receive an annual retainer of $10,000, $7,500 and $1,000, respectively, for their service on those Committees.

Additional Board and Committee Service. In fiscal 2014, the Chairman of the Board received an additional annual cash retainer of $60,000, and (ii) the Chairpersons of the Audit Committee, Compensation Committee and Nominating and Governance Committee received annual cash retainers of $16,000, $12,500 and $7,500, respectively, for the additional services they rendered to the Company in those capacities.

Related Party Transactions

Related-Party Transactions in Fiscal 2014 and 2013.

An associate of Richard Kenneth Duncan Sr., who as of October 3, 2014 was the beneficial owner of approximately 6.4% of our outstanding shares, paid us fees of $1,181,000 and $1,129,000 for coin authentication and grading services that we rendered to it in fiscal 2014 and 2013, respectively.

An adult member of the immediate family of David G. Hall, our President and Chief Operating Officer, paid us $1,376,000 and $765,000 in fees for collectibles authentication and grading services rendered to him in fiscal 2014 and 2013, respectively.

In each case, these authentication and grading fees were comparable in amount to the fees which the Company charges, in the ordinary course of its business, for similar services it renders to unaffiliated persons. Such fees are determined on the basis of (i) the nature of the collectibles submitted to us for authentication and grading (i.e., coins versus other collectibles and vintage versus newer collectibles), and (ii) the turn-around times requested by the customer submitting collectibles to us for authentication and grading, with higher fees charged for faster turn-around times. In fiscal 2014, the Board of Directors reviewed and, on the basis of the foregoing facts and circumstances, approved the provision by the Company, during fiscal 2014, of these coin authentication and grading services to Mr. Duncan’s associate and to David Hall’s brother.

Related Party Transaction Policy

In September 2014, our Board adopted a written policy with respect to the review, approval or ratification of related party transactions. The policy generally defines (subject to certain limited exceptions), a related party transaction as a financial or business transaction, arrangement or relationship (i) in which the aggregate amount involved will or is expected to exceed $120,000 in any fiscal year, and (ii) with respect to which the Company or any of its subsidiaries is a party or participant and in which any executive officer or director of the Company, any immediate family member of, or any entity controlled by, an executive officer or director, or any holder of more than 5% of our outstanding common stock (a “5% Stockholder”), has or will have a material direct or indirect interest. The policy also applies to any material amendment to any existing related party transaction.

The policy requires our Audit Committee to review and determine whether or not to approve any such related party transaction, or any material amendments to any such transaction. In fulfilling that responsibility, the policy calls for the Audit Committee (i) to satisfy itself that it has been fully informed as to the related party’s relationship with the Company and the material facts of the proposed related party transaction or any proposed material amendment to such transaction, including the nature and amount of that party’s interest in the proposed transaction, and (ii) to determine that the related party transaction or material amendment thereto is fair to the Company. As a general rule, the Audit Committee will not approve a related party transaction if it determines that the transaction is or will be materially less favorable, from a financial standpoint, to the Company than similar transactions with unaffiliated third parties under similar circumstances.

The policy also provides that no executive officer or director, and no immediate family member or controlled entity of any executive officer or director, may take advantage of an investment or other business opportunity that is made or becomes available to the related party as a result of such executive officer’s or director’s position with the Company or in the course of or in connection with the performance by an executive officer or director of his or her duties for the Company.

ADVISORY VOTE ON THE 2014 COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

(Proposal No. 2)

Background

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our stockholders to vote to approve, on a non-binding advisory basis, the annual compensation received by our named executive officers, which is described above in this proxy statement.

At the 2012 Annual Meeting of Stockholders, we requested that our stockholders indicate, on an advisory basis, the preferred frequency of stockholder advisory votes on the compensation of the Company’s named executive officers. In accordance with the recommendation of the Board of Directors, the Company’s stockholders voted at the 2012 Annual Meeting for such future advisory votes to be held annually. In accordance with that policy, we are asking our stockholders to approve, on a non-binding advisory basis, the compensation of our named executive officers for the fiscal year ended June 30, 2014 as reported in this proxy statement. As described in detail in the “EXECUTIVE COMPENSATION — Compensation Discussion and Analysis” section of this proxy statement, the compensation programs which the Compensation Committee adopted for our named executive officers for fiscal 2014 were designed to achieve the following objectives:

●	Retain and attract key executives;

●	Pay for performance and minimize, to the extent reasonably practicable, the guaranteed compensation that is payable to our named executive officers;

●	Align the interests of our named executive officers with the financial interests of our stockholders; and

●	Provide cash and equity incentives for our named executive officers to focus on the longer term performance of the Company and to remain in the employ of the Company over multi-year periods.

In fiscal 2014, the Company delivered another year of solid financial results, generating record service revenue of $60.5 million, record operating income of $12.5 million and a return on invested capital of 69%.

We believe that our executive compensation practices have fostered these financial results by:

●	Providing for multi-year vesting provisions for our equity awards; and

●

Making the vesting of a substantial number of the restricted shares granted to our named executive officers and other key management employees, and a substantial portion of the cash compensation paid to our NEOs dependent on the Company’s achievement of one or more financial performance goals which, if achieved, was expected to result in increases in the Company’s revenues and operating income in fiscal year 2014.

We urge stockholders to carefully read our “Compensation Discussion and Analysis” beginning on page 18 of this proxy statement and the Summary Compensation Table and related compensation tables that follow that discussion. The Board of Directors and the Compensation Committee believe that the compensation policies and practices described in this proxy statement have been effective in achieving our compensation and corporate financial performance goals.

Therefore, in accordance with Section 14A of the Securities Exchange Act of 1934, as amended, and as a matter of good corporate governance, we are asking our stockholders to approve the following advisory resolution at the 2014 Annual Meeting:

“RESOLVED that, at the Company's 2014 Annual Meeting of Stockholders, the Company’s stockholders approve, on a non-binding advisory basis, the compensation of the Company’s Named Executive Officers for fiscal 2014, as described in the Compensation Discussion and Analysis, the Summary Compensation Table and the related compensation tables, notes and narrative contained in the Proxy Statement for that Annual Meeting.”

Because this vote is advisory, it will not be binding on the Board of Directors or the Compensation Committee. However, the Compensation Committee will give serious consideration to the outcome of the vote when establishing executive compensation programs in the future.

Unless our Board of Directors modifies its policy on the frequency of future advisory votes on the compensation of our named executive officers, the next advisory vote on the compensation of our named executive officers will be held at the 2015 Annual Meeting of Stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR”

PROPOSAL NO. 2 TO APPROVE, ON A NON-BINDING ADVISORY BASIS, THE COMPENSATION OF
OUR NAMED EXECUTIVE OFFICERS FOR 2014 AS DESCRIBED IN THIS PROXY STATEMENT

REPORT OF THE AUDIT COMMITTEE

The following is the report of the Audit Committee with respect to the Company’s audited consolidated financial statements for the fiscal year ended June 30, 2014 (the “2014 Financial Statements”).

The Audit Committee of the Board of Directors is responsible for assisting the Board in fulfilling its oversight responsibilities as they relate to the Company’s financial reporting, internal financial and accounting systems and accounting practices and policies. The Board of Directors has adopted an Audit Committee charter that sets forth the authority and responsibilities of the Audit Committee. You can view a copy of the charter at the Investor Relations section of our website at www.collectors.com.

In connection with its oversight responsibilities, in fiscal 2014 the Audit Committee engaged a certified public accountant, not affiliated with the Company’s independent registered public accounting firm, to review and provide independent assessments to the Committee of (i) the effectiveness of the Company’s internal control over financial reporting at June 30, 2014, and (ii) the effectiveness of the Company’s internal anti-fraud program that is designed to identify potential areas of risk, including the risk of fraud, in the Company’s business operations.

Management is responsible for the Company’s financial reporting process, including its system of internal controls, and for the preparation of consolidated financial statements in accordance with generally accepted accounting principles. The Company’s independent auditors are responsible for auditing those financial statements. The Audit Committee’s responsibility is to monitor and review these processes. It is not the Committee’s duty or responsibility to conduct auditing or accounting reviews or procedures. The members of the Audit Committee are not employees of the Company and no member of the Committee is, nor does any member of the Committee represent himself or herself to be or to serve as, accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, the Committee members have necessarily relied, without independent verification, on management’s representation that the 2014 Financial Statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the Company’s registered independent public accounting firm included in their report on the 2014 Financial Statements.

In discharging its responsibilities, the Audit Committee met and held discussions with management and Grant Thornton LLP, the Company’s independent registered public accounting firm for the fiscal year ended June 30, 2014 (“Grant Thornton”). Management represented to the Audit Committee that the 2014 Financial Statements were prepared in accordance with generally accepted accounting principles, and the Audit Committee has reviewed and discussed the 2014 Financial Statements with management and Grant Thornton. The Audit Committee also discussed with Grant Thornton the matters required to be discussed by Auditing Standard No. 16, "Communication with Audit Committees" (which superseded Statement on Auditing Standards No. 61 for fiscal years beginning after December 15, 2012) of the Public Company Accounting Oversight Board, which includes, among other items, information regarding the conduct of the audit of our Company's consolidated financial statements.

The Audit Committee has received from Grant Thornton the written disclosures and the letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Grant Thornton’s communications with the Audit Committee and with respect to their independence, and the Audit Committee discussed with Grant Thornton their independence.

Based on the discussions and reviews referenced above the Audit Committee recommended that the Board of Directors approve the inclusion of the 2014 Financial Statements in the Company’s Annual Report on Form 10-K for the year ended June 30, 2014, as filed with the SEC.

Respectfully Submitted,

A. J. Bert Moyer (Chairperson)
Deborah A. Farrington
Joseph R. Martin
Bruce A. Stevens

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of the Company under the 1933 or 1934 Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

Audit and Non-Audit Services Pre-Approval Policy

The Audit Committee charter provides that our Audit Committee will pre-approve all audit and non-audit engagements of any independent registered public accounting firms, including the nature of the services to be performed and the fees for such services, by specific approval of the Audit Committee, or its Chairman pursuant to authority specifically delegated to him or her by the Committee. Any engagement approved by the Chairman pursuant to delegated authority is required to be reported to the Audit Committee at its next meeting. Since the adoption of the charter, all audit and non-audit services provided by the Company’s independent registered accounting firms have been pre-approved by the Audit Committee.

Audit and Other Fees Paid in Fiscal 2014 and 2013

Audit Fees. With respect to fiscal 2014 and 2013, Grant Thornton rendered audit services to us consisting of the audit of our consolidated financial statements for the fiscal years ended June 30, 2014 and 2013 and reviews of our interim consolidated financial statements included in our Quarterly Reports on Form 10-Q filed with the SEC for the first three quarters of each of those years. For fiscal 2014 and 2013, audit services performed by Grant Thornton included an audit of the effectiveness of our internal control over financial reporting at June 30, 2014 and June 30, 2013, respectively. Audit fees paid to Grant Thornton for audit services in fiscal 2014 and 2013 totaled $289,000 and $278,000, respectively.

Audit-Related Services. Grant Thornton did not render any audit-related services to us either in fiscal 2014 or fiscal 2013.

Tax Advisory Fees. Grant Thornton rendered tax planning and advisory services to us in fiscal 2014 and 2013, consisting primarily of (i) ongoing federal and state income tax compliance services, and (ii) research assistance with respect to certain tax issues and positions. Grant Thornton received fees totaling $45,000 and $50,000 for those services in fiscal 2014 and 2013, respectively.

Other Fees. Grant Thornton did not provide any consulting or other services to us in fiscal year 2014 or fiscal year 2013.

The Audit Committee determined that the provision by Grant Thornton of tax-related services in each of 2014 and 2013, and the fees paid by the Company for those services, were compatible with maintaining Grant Thornton’s independence.

RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(Proposal No. 3)

The Audit Committee of our Board of Directors has selected Grant Thornton as our independent registered public accounting firm for our fiscal year ending June 30, 2015. Grant Thornton audited our consolidated financial statements for the fiscal year ended June 30, 2014 and the effectiveness of our internal control over financial reporting at June 30, 2014. A representative of Grant Thornton is expected to attend the Annual Meeting and will be afforded an opportunity to make a statement and to respond to appropriate questions from stockholders in attendance at the Annual Meeting.

Proposal to Ratify Appointment of Independent Registered Public Accountants

A proposal will be presented at the Annual Meeting to ratify the Audit Committee’s appointment of Grant Thornton as the Company’s independent registered public accounting firm for the fiscal year ending June 30, 2015. Although ratification by stockholders is not a prerequisite to the power and authority of the Audit Committee to appoint Grant Thornton as the Company’s independent registered public accountants, the Audit Committee considers such ratification to be desirable. In the event of a negative vote on such ratification, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the fiscal 2015 if the Audit Committee deems such a change to be in the best interests of the Company and its stockholders.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE
“FOR” RATIFICATION OF GRANT THORNTON’S APPOINTMENT AS OUR
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL 2015

STOCKHOLDER PROPOSALS

Under Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), any stockholder desiring to submit a proposal for inclusion in our proxy materials for our 2014 Annual Meeting of Stockholders must provide us with a written copy of that proposal by no later than 120 days before the first anniversary of the release of our proxy materials for this year’s Annual Meeting, or June 12, 2015. However, if the date of our 2015 Annual Meeting of Stockholders changes by more than 30 days from the first anniversary of the date on which this year’s Annual Meeting is held, then the deadline will be a reasonable time before we begin to print and mail our proxy materials for our 2015 Annual Meeting. Matters pertaining to such proposals, including the number and length of such proposals, the eligibility of persons entitled to have such proposals included and other aspects are governed by the Exchange Act, the rules of the SEC promulgated thereunder, and other laws and regulations to which interested stockholders should refer.

A stockholder seeking to submit a proposal that is not to be included in our proxy materials for our 2015 annual meeting of stockholders or nominate a director pursuant to our Bylaws must provide a written notice, containing the information specified in our Bylaws, to our Corporate Secretary at Collectors Universe, Inc., P.O. Box 6280, Newport Beach, California 92658 by June 12, 2015, except that if the date of our 2015 annual meeting of stockholders changes by more than 30 days from the first anniversary of the date of the 2014 Annual Meeting was held, that notice must be received not later than the close of business on the tenth day following the earlier of the date on which that notice of the change in the date of the 2015 Annual Meeting was mailed or was publicly announced. You are also advised to review our Bylaws, which contain a description of the information required to be submitted as well as additional requirements about advance notice of stockholder proposals and director nominations.

Additionally, Rule 14a-4, as promulgated by the SEC under the Exchange Act, provides that if a stockholder fails to notify the Company of a proposal which the stockholder plans to present for a vote at the next annual meeting of stockholders at least 45 days before the first anniversary of the mailing date of the prior year’s proxy statement, then the Company will be permitted to exercise its discretionary voting authority with respect to that proposal at that meeting. Accordingly, in the case of the Company’s 2015 Annual Meeting of Stockholders, the Company will be entitled to exercise discretionary authority when voting on any stockholder proposal received after August 26, 2015.

AVAILABILITY OF ANNUAL REPORT AND HOUSEHOLDING

Our 2014 Annual Report to Stockholders has been posted on the internet at https://materials.proxyvote.com/19421r, where it can be viewed and may be printed. In addition, a copy of that Annual Report accompanies this Proxy Statement. If you and others who share your mailing address are “beneficial owners” of our common stock that hold shares through a broker or other nominee, you may have been sent a notice that your household will receive only one Proxy Statement or Notice of Internet Availability of Proxy Materials (an “Availability Notice”), as applicable, from each company whose stock is held in such accounts. This practice, known as “householding,” is designed to reduce the volume of duplicative information and reduce printing and postage costs. Unless you responded that you did not want to participate in householding, you are deemed to have consented to it, and a single copy of the Availability Notice (and/or a single copy of this Proxy Statement and the 2014 Annual Report) has been sent to your address. Each stockholder receiving the Proxy Statement by mail will also receive a separate voting instruction form.

If you are a beneficial owner of our common stock who holds shares through a broker or other nominee and would like to revoke your consent to householding and in the future receive your own Availability Notice (or your own set of proxy materials, as applicable), or if your household is currently receiving multiple copies of the same items and you would like in the future to receive only a single copy at your address, please contact our transfer agent, Broadridge, by either (i) calling toll-free at 1-800-542-1061 and, when prompted, indicating your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers or (ii) sending a written notice containing that information by mail to Broadridge at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, NY 11717. Any revocation of consent to householding will be effective approximately 30 days following its receipt. You also have an opportunity to opt in or opt out of householding by contacting your bank or broker.

If you would like an additional copy of this Proxy Statement or the 2014 Annual Report, those documents are available in electronic form for download or review by visiting the Investor Relations Section of our website at www.collectors.com. We will promptly send you a copy of the 2014 Annual Report, without exhibits, upon your request sent to: Corporate Secretary, Collectors Universe, Inc., P.O. Box 6280, Newport Beach, California 92658.

OTHER MATTERS

We are not aware of any other matters to come before the Annual Meeting. If any other matter not mentioned in this Proxy Statement is properly submitted to a vote of stockholders at the Annual Meeting, the proxy holders named in the enclosed proxies will have discretionary authority to vote all proxies they have received with respect to such matter in accordance with their judgment.

By Order of the Board of Directors

/s/ A. Clinton Allen
A. Clinton Allen
Chairman of the Board

Santa Ana, California

October 9, 2014

COLLECTORS UNIVERSE
NASDAQ: CLCT

COLLECTORS UNIVERSE, INC.
C/O BROADRIDGE
PO BOX 1342
BRENTWOOD, NY 11717

VOTE BY INTERNET - www.proxyvote.com
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Pacific Time the day before meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Pacific Time on the day prior to the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

DETACH AND RETURN THIS PORTION ONLY

The Board of Directors recommends you vote FOR the following:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees

01 A. Clinton Allen
02 Robert G. Deuster
03 Deborah A. Farrington
04 David G. Hall
05 Joseph R. Martin
06 A.J. "Bert" Moyer
07 Van D. Simmons
08 Bruce A. Stevens

The Board of Directors recommends you vote FOR proposals 2 and 3.

NOTE: In their discretion, the proxies are authorized to transact such other business as may properly come before the meeting or any adjournment or postponement thereof, including procedural and other matters relating to the conduct or adjournment of the meeting.

For address change/comments, mark here. ☐
(see reverse for instructions)

	Yes	No
Please indicate if you plan to attend this meeting	☐	☐

Please date this Proxy and print and sign your name as it appears on your stock certificate(s). Executors, administrators, trustees, etc. should give their full titles. All joint owners should sign.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

0000220299_1 R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Annual Report, Notice & Proxy Statement is/are available at www.proxyvote.com .

COLLECTORS UNIVERSE, INC.
REVOCABLE PROXY SOLICITED BY THE BOARD OF DIRECTORS
FOR THE ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON NOVEMBER 19, 2014

The undersigned stockholder(s) of Collectors Universe, Inc. (the "Company") hereby acknowledge(s) receipt of the Notice of 2014 Annual Meeting of Stockholders and related Proxy Statement, revokes all previously granted proxies and nominates, constitutes and appoints A. Clinton Allen, David G. Hall and A. J. "Bert" Moyer, and each of them individually, the attorney, agent and proxy of the undersigned, with full power of substitution, to vote all stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders, which will be held on Wednesday, November 19, 2014 at 10:00 A.M., Pacific Time, at the Company's principal offices, 1921 E. Alton Avenue, Santa Ana, California 92705, and at any and all adjournments and postponements thereof, as fully with the same force and effect as the undersigned might or could do if personally present at the Meeting, upon and in respect of the matters described below and in accordance with the instructions on the reverse side.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND MAY BE REVOKED PRIOR TO ITS EXERCISE.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" ALL OF THE NOMINEES LISTED AND FOR PROPOSALS 2 AND 3. THIS PROXY CONFERS AUTHORITY TO AND SHALL BE VOTED "FOR" THE ELECTION OF THE EIGHT NOMINEES LISTED ON THE REVERSE SIDE AND "FOR" PROPOSALS 2 AND 3, UNLESS OTHERWISE INSTRUCTED ON THE REVERSE SIDE OF THIS PROXY, IN WHICH CASE THE PROXY WILL BE VOTED IN ACCORDANCE WITH THOSE INSTRUCTIONS.

Address change/comments:

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(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000220299_2 R1.0.0.51160